Exhibit 2.2

Execution Version

AGREEMENT AND PLAN OF MERGER

between

METASTORM INC.,
SOUNDVIEW, INC.

and

PROFORMA CORPORATION

Dated as of July 31, 2007

CONTENTS

ARTICLE I DEFINITIONS; INTERPRETATION		1
1.1	Definitions	1
1.2	Terms Defined Elsewhere	10
1.3	Interpretation	12

ARTICLE II THE MERGER AND THE CLOSING		12
2.1	The Merger	12
2.2	Effective Time	12
2.3	Effects of the Merger	12
2.4	The Closing	12

ARTICLE III MERGER CONSIDERATION		14
3.1	Conversion of Stock	14
3.2	Procedures; Limits onAllocation of Consideration	15
3.3	Working Capital Adjustment	16
3.4	Release of Escrowed Cash and Escrowed Shares	17
3.5	Post-Closing Audit	19
3.6	Accounts Receivable	20
3.7	Lost, Stolen or Destroyed Certificates	21
3.8	Closing of Company Transfer Books	21
3.9	Dissenting Shares	21
3.10	Allocation of Consideration	22
3.11	Joinders	22
3.12	Fractional Shares	22

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE COMPANY		22
4.1	Organization and Good Standing	22
4.2	Corporate Power; Authority	23
4.3	Capitalization	23
4.4	No Conflict	24
4.5	Financial and Recordkeeping Matters	25
4.6	Absence of Certain Changes	25
4.7	Material Contracts	25
4.8	Intellectual Property Matters	27
4.9	Litigation	30
4.10	Compliance with Laws	30
4.11	Taxes	31
4.12	Environmental Matters	33
4.13	Insurance	34
4.14	Plans	34
4.15	Labor and Employment Matters	36
4.16	Property	37
4.17	Broker, Finder or Advisor Fees	37
4.18	Related Party Transactions	38

i

4.19	Acquisitions	38
4.20	Securities Law Matters	38
4.21	Status of Series AA Stock	38

ARTICLE V REPRESENTATIONS AND WARRANTIES OF THE PURCHASER AND THE MERGER SUB		38
5.1	Organization and Good Standing	39
5.2	Corporate Power and Authority	39
5.3	No Conflict	40
5.4	Capitalization	40
5.5	Purchaser Financial Statements	42
5.6	Litigation	42
5.7	Compliance With Laws	42
5.8	Broker, Finder or Advisor Fees	43

ARTICLE VI COVENANTS OF THE PARTIES		44
6.1	Conduct of the Company’s Business	44
6.2	Intentionally reserved	46
6.3	Intentionally reserved	46
6.4	Delivery of Information to Stockholders; “Blue Sky” Matters	47
6.5	No Solicitation	47
6.6	Access to Information	48
6.7	Stockholders’ Agent	48
6.8	Confidentiality	48
6.9	Publicity	49
6.10	Expenses	49
6.11	Other Actions	49
6.12	Intentionally reserved	49
6.13	Summary of Consideration	49

ARTICLE VII CONDITIONS TO THE OBLIGATIONS OF THE PURCHASER AND THE MERGER SUB		50
7.1	Representations and Warranties of the Company	50
7.2	Performance of Covenants	50
7.3	Stockholder Approvals	50
7.4	Approvals	50
7.5	No Legal Obstruction	50
7.6	Opinion of Counsel	50
7.7	Intentionally reserved	50
7.8	Dissenters’ Rights	50
7.9	Payment of Company Transaction Costs	50
7.10	Financing	50
7.11	Conversion of Existing Series BB Shares	51

ARTICLE VIII CONDITIONS TO THE OBLIGATIONS OF THE COMPANY		51
8.1	Representations and Warranties of the Purchaser and Merger Sub	51
8.2	Performance of Covenants	51

8.3	Stockholder Approvals	51
8.4	Approvals	51
8.5	No Legal Obstruction	51
8.6	Opinion of Counsel	51

ARTICLE IX TERMINATION, AMENDMENT & WAIVER		52
9.1	Termination of Agreement	52
9.2	Effect of Termination	53
9.3	Amendment	53
9.4	Extension; Waiver	53

ARTICLE X INDEMNIFICATION		53
10.1	By Purchaser	53
10.2	By The Company and Company Stockholders	54
10.3	Waiver of Contribution	54
10.4	Notice of Claims	54
10.5	Procedure for Third Party Claims	55
10.6	Satisfaction of Claims	57
10.7	Claims Period; Limitations	58

ARTICLE XI MISCELLANEOUS		61
11.1	Entire Agreement; Schedules and Exhibits	61
11.2	Governing Law	61
11.3	Notices	61
11.4	Headings	63
11.5	Severability	63
11.6	Counterparts	63
11.7	Assignment; No Third Party Beneficiaries	63
11.8	Enforcement of Agreement	63
11.9	Notices of Certain Events	63
11.10	Conflict of Interest Waiver	64

APPENDICES:
Appendix A	Company’s Knowledge
Appendix B	Purchaser’s Knowledge
Appendix C	Form of New Registration Rights Agreement
Appendix D	Form of Escrow Agreement
Appendix E	Form of Certificate of Non-U.S. Real Property Interest Status
Appendix F	Form of Lost Certificate Affidavit and Indemnity Agreement
Appendix G	Form of Joinder to New Purchaser Stockholders Agreement
Appendix H	Form of Joinder to New Registration Rights Agreement
Appendix I	Company Disclosure Schedule
Appendix J	Purchaser Disclosure Schedule
Appendix K	Intentionally reserved
Appendix L	Intentionally reserved
Appendix M	Intentionally reserved
Appendix N	Form of Sixth Articles of Amendment and Restatement of Purchaser

Appendix O	Merger Consideration Calculation Methodology
Appendix P	Summary of Consideration
Appendix Q	Comerica Payoff Letter

SCHEDULES:
Schedule 3.10	Allocation of Consideration

COMPANY DISCLOSURE SCHEDULE
Section 4.1(a)	Foreign Jurisdictions
Section 4.1(b)	Company’s Subsidiaries
Section 4.1(d)	Directors and Officers
Section 4.3(b)	Capitalization
Section 4.4(a)	Company’s Approvals
Section 4.5(a)	Financial Statements
Section 4.5(b)	Certain Liabilities
Section 4.5(c)	Books and Records
Section 4.6	Absence of Changes
Section 4.7(a)	Personal Property Leases
Section 4.7(b)	Real Property Leases
Section 4.7(c)	Material Contracts
Section 4.7(e)	Breaches and Defaults
Section 4.8(a)	Copyrights, Trademarks and Patents
Section 4.8(b)	Inbound License Agreements
Section 4.8(c)	Outbound License Agreements
Section 4.8(d)	Affiliate License Agreements
Section 4.8(e)	Owned Software
Section 4.8(f)	Owned Identifiers
Section 4.8(n)	Escrow Arrangements
Section 4.8(o)	Open Source Materials
Section 4.8(q)	Support and Maintenance Obligations
Section 4.10(b)	Permits
Section 4.11(r)	Foreign Taxing Jurisdictions
Section 4.13	Insurance
Section 4.14(a)	Plans
Section 4.14(i)	Foreign Plans
Section 4.15(a)	Employees
Section 4.15(b)	Contractors
Section 4.15(c)	Personnel Policies
Section 4.19	Acquisitions

PURCHASER DISCLOSURE SCHEDULE
Section 5.1(b)	Purchaser’s Subsidiaries
Section 5.3(a)	Purchaser’s Approvals
Section 5.4(d)	Purchaser Equity Plans
Section 5.4(e)	Options
Section 5.4(f)	Restricted Stock and RSUs
Section 5.4(g)	Warrants
Section 5.5	Purchaser Financial Statements

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (the “Agreement”), dated as of July 31, 2007 (the “Execution Date”), is made between METASTORM INC., a Maryland corporation (the “Purchaser”), SOUNDVIEW, INC., a Maryland corporation and a wholly-owned subsidiary of Purchaser (the “Merger Sub”), and PROFORMA CORPORATION, a Michigan corporation (the “Company” and, together with Purchaser and Merger Sub, the “Parties”).

WHEREAS, the Purchaser Board and the Company Board have each (i) determined that it is fair to and in the best interests of their respective corporations and their respective stockholders to consummate the business combination transaction provided for herein, in which the Company will, subject to the terms and conditions set forth herein, merge with and into the Merger Sub (the “Merger”), with the Merger Sub as the surviving corporation in the Merger (sometimes referred to herein as the “Surviving Corporation”), and (ii) approved, and declared the advisability of, and recommended this Agreement; and

WHEREAS, contemporaneously with the execution of this Agreement, Ron Pellegrino and Jerry Huchzermeier (collectively, the “Principal Stockholders”) are each entering into a Support Agreement with Purchaser, pursuant to which each of them is agreeing, among other things, to vote shares of Company Common Stock in favor of the Merger; provided that the terms and conditions of this Agreement are complied with by the parties.

NOW, THEREFORE, in consideration of the mutual covenants, representations and warranties contained herein, intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I
DEFINITIONS; INTERPRETATION

1.1                               Definitions. When used in this Agreement, each of the following capitalized terms shall have the meaning specified below:

(a)                                  “2007 Financial Statements” means the unaudited, consolidated, internally prepared, balance sheet of the Acquired Companies as of June 30, 2007 and the related consolidated statements of operations, stockholders’ equity and cash flows of the Acquired Companies for the year then ended.

(b)                                 “Acquired Companies” means the Company and all of its Subsidiaries.

(c)                                  “Action” means any action, claim, demand, proceeding, arbitration or suit (whether civil, criminal, administrative or judicial), or any appeal therefrom.

(d)                                 “Affiliate” means with respect to any Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person. For purposes of this definition, the term “control” or any form thereof includes, with respect to any Person, the possession directly or indirectly, of the power to direct or cause the direction of the management policies of such Person through the ownership of voting securities, by contract or otherwise, and, with respect to natural persons, “Affiliate” shall include members of such Person’s immediate family.

(e)                                  “Agreement” means this Agreement and Plan of Merger, including all of the Schedules, Appendices and Exhibits attached hereto.

(f)                                    “Annual Financial Statements” means the audited balance sheets of the Company as of June 30, 2006 and 2005 and the related statements of operations, stockholders’ equity and cash flows for the years then ended, together with the report thereon of VK.

(g)                                 “Approval” means any approval, authorization, consent, license, franchise, order, registration or permit of or by, or filing with, any Person.

(h)                                 “Benchmark Revenue” means the amount set forth in the “Value” column on Line “C” of Appendix O.

(i)                                     “Benchmark Working Capital” means Five Hundred Thousand Dollars ($500,000).

(j)                                     “Business” means, with respect to each Acquired Company, the business of such Acquired Company individually, and with respect to any or all of the Acquired Companies together, the business of such Acquired Companies collectively, in each case as operated by the applicable Acquired Company(ies) prior to the Effective Time.

(k)                                  “Business Day” means any day other than a Saturday, a Sunday, a legal holiday in the State of Maryland or the State of Michigan, or a day on which commercial banks in the State of Maryland or the State of Michigan are permitted or authorized to close.

(l)                                     “Cash Election Percentage” means the quotient, expressed as a percentage, obtained by dividing the number of Cash Election Shares by the Final Share Count.

(m)                               “Cash Election Share” means a share of Company Common Stock deemed to be a Cash Election Share pursuant to Section 3.2(a) or (b)(i).

(n)                                 “Certificate” means a certificate representing shares of Company Common Stock.

(o)                                 “Collection Deadline” means the ninetieth (90th) day following the Closing Date.

(p)                                 “Company Board” means the board of directors of the Company.

(q)                                 “Company Common Stock” means the common stock, par value $1.00 per share, of the Company.

(r)                                    “Company Stockholder” means a holder of Company Common Stock.

(s)                                  “Company Transaction Costs” means the transaction costs and expenses of the Acquired Companies relating to the Merger, including all legal and accounting fees, brokerage fees, commissions and finders’ fees payable to brokers or finders that were employed by any Acquired Company or any of its agents, officers, directors or employees or agents thereof.

(t)                                    “Company’s Knowledge” means all facts which are actually known after due inquiry, in each case, within the scope of their respective responsibilities, by any of those individuals listed on Appendix A.

(u)                                 “Contractor” means an individual engaged by any Acquired Company to provide services to an Acquired Company, or an entity engaged by any Acquired Company to provide services to an Acquired Company where such entity is owned entirely or substantially by an individual that actually performs, or is expected to perform, such services.

(v)                                 “Copyrights” means all material unregistered copyrights, copyrights registered with any Government Entity, applications for the foregoing, and the right to sue for past infringement thereof.

(w)                               “Damages” means any loss, Liability, cost or expense (including, without limitation, reasonable attorneys’ fees, costs and expenses) or damage of any kind or nature whatsoever.

(x)                                   “Dissenting Shares” means a share of Company Common Stock held by any Person who exercises dissenters’ rights pursuant to Section 762 of the MBCA.

(y)                                 “Employee” means an individual employed on a full-time or part-time basis by any Acquired Company (including those who are actively employed or on leave, disability or other absence from employment, and including officers of Acquired Companies).

(z)                                   “Environmental Laws” means all currently existing Laws relating to pollution or protection of the environment or human health and safety, including, without limitation, Laws relating to releases or threatened releases of Hazardous Materials into the indoor or outdoor environment (including, without limitation, ambient air, surface water, groundwater, land, surface and subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, release, transport or handling of Hazardous Materials and all Laws with regard to record keeping, notification, disclosure and reporting requirements respecting Hazardous Materials, and all Laws relating to endangered or threatened species of fish, wildlife and plants and the management or use of natural resources.

(aa)                            “Equity Round” means an equity financing by Purchaser, on terms acceptable to Purchaser, resulting in net proceeds to Purchaser of at least $20,000,000.

(bb)                          “Escrow Agent” means any Person designated to act as escrow agent pursuant to the Escrow Agreement.

(cc)                            “Escrow Agreement” means the escrow agreement in substantially the form attached hereto as Appendix D, among the Purchaser, Stockholders’ Agent and the Escrow Agent, to be entered into as of the Closing Date, which escrow agreement provides that (a)

Company Stockholders will vote, and receive any dividends on, the Escrowed Shares, such that they are treated as the owners of such shares for income tax purposes; (b) the Escrowed Cash will be maintained in an interest bearing account; and (c) each distribution of Escrowed Cash to the Purchaser or any Company Stockholder shall include the actual amount of interest accrued on such distribution.

(dd)                          “Escrowed Cash” means, interchangeably and collectively, the First Tranche of Escrowed Cash and the Second Tranche of Escrowed Cash.

(ee)                            “Escrowed Shares” means, interchangeably and collectively, the First Tranche of Escrowed Shares and the Second Tranche of Escrowed Shares.

(ff)                                “Final Share Count” means the number of shares of Company Common Stock that are issued and outstanding immediately before the Effective Time.

(gg)                          “Financial Statements” means, collectively, the Annual Financial Statements, the 2007 Financial Statements.

(hh)                          “First Release Date” means the date that is the later of five (5) Business Days after (i) the date on which the Post-Closing Audit has been completed and the results thereof have been delivered by VK to both the Purchaser and the Stockholders Agent, or (ii) the Collection Deadline.

(ii)                                  “First Tranche of Escrowed Cash” means an amount of cash equal to the product obtained by multiplying (i) five percent (5%) by (ii) the product obtained by multiplying the number of Cash Election Shares by the Per-Share Cash Consideration.

(jj)                                  “First Tranche of Escrowed Shares” means a number of shares of Series AA Stock equal to the product obtained by multiplying (i) five percent (5%) by (ii) the product obtained by multiplying the number of Stock Election Shares by the Per-Share Stock Consideration.

(kk)                            “GAAP” means United States generally accepted accounting principles consistently applied.

(ll)                                  “Government Entity” means any United States federal, state or other governmental, administrative or regulatory authority, body, agency, court, tribunal or similar entity.

(mm)                      “Hazardous Materials” means all substances defined as “Hazardous Substances,” “Oils,” “Pollutants” or “Contaminants” in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. § 300.5, toxic mold, or defined as such by, or regulated as such under, any Environmental Law.

(nn)                          “Holder” means a holder of record of shares of Company Common Stock.

(oo)                          “Identifiers” means (a) internet domain names; (b) ranges of internet protocol addresses and, to the extent not included in such ranges, individual internet protocol addresses, but not including any such addresses within the three blocks reserved by the Internet Assigned Numbers Authority for private internets (i.e., 10.0.0.0/8, 172.16.0.0/12 and 192.168.0.0/15); (c) secure socket layer certificates; (d) Software code signing certificates; and (e) telephone numbers and telephone directory listings.

(pp)                          “Inbound License Agreement” means any License Agreement pursuant to which any Acquired Company is granted any rights in any Intellectual Property, other than Mass-Market Licenses.

(qq)                          “Initial Cash Consideration” means (i)an amount equal to the product obtained by multiplying the number of Cash Election Shares by the Per-Share Cash Consideration, (ii)less the Escrowed Cash.

(rr)                                “Initial Stock Consideration” means (i)a number of shares of Series AA Stock equal to the product obtained by multiplying the number of Stock Election Shares by the Per-Share Stock Consideration, (ii)less the Escrowed Shares.

(ss)                            “Initial Per-Share Cash Consideration” means the quotient obtained by dividing the Initial Cash Consideration by the number of Cash Election Shares.

(tt)                                “Initial Per-Share Stock Consideration” means the quotient obtained by dividing the Initial Stock Consideration by the number of Stock Election Shares.

(uu)                          “Intellectual Property” means, interchangeably and collectively as context requires, the following: (a) Copyrights; (b) Patents; (c) Trademarks;  (d) Trade Secrets; (e) rights of publicity and privacy relating to the use of the names, likenesses, voices, signatures and biographical information of natural Persons; (f) all rights with respect to Software, to the extent not otherwise embodied in the foregoing clauses (a)-(e); (g) all rights with respect to Identifiers, to the extent not otherwise embodied in the foregoing clauses (a)-(e); and (h) all moral rights and/or rights of attribution and/or integrity in any of the foregoing.

(vv)                          “July Financial Statements” means the unaudited, consolidated, internally prepared, balance sheet of the Acquired Companies as of July 31, 2007 and the related consolidated statements of operations, stockholders’ equity and cash flows of the Acquired Companies for the thirteen (13) months then ended.

(ww)                      “Law” means any foreign or United States federal, state or local law, statute, rule, regulation, ordinance, standard, requirement, administrative ruling, order, judgment, decree or process (including any Environmental Law, securities, stock exchange, blue sky, banking, privacy, civil rights, employment, labor or occupational health and safety law or regulation) or administrative interpretation thereof, any arbitrator’s order, judgment, ruling or process, any settlement agreement entered or approved by any Government Entity.

(xx)                              “Liability” means any debt, liability, commitment or obligation of any kind, character or nature whatsoever, secured or unsecured, accrued, fixed, absolute, contingent or otherwise, and whether due or to become due.

(yy)        “License Agreement” means any agreement (including, without limitation, any outstanding decrees, orders, judgments, settlement agreements and stipulations) pursuant to which a Person is granted any rights in any Intellectual Property, including any right to distribute, promote, market or sell any Intellectual Property.

(zz)         “Licensed Intellectual Property” means Intellectual Property under which any Acquired Company is granted rights under a License Agreement.

(aaa)       “Lien” means any lien, statutory lien, pledge, mortgage, security interest, charge, encumbrance, easement, right of way, covenant, claim, restriction, right, option, conditional sale or other title retention agreement of any kind or nature, except for (i) statutory liens for current Taxes which are not yet due or which are within the period during which they may be paid without penalty or interest; (ii) liens (A) arising in the Ordinary Course, (B) that do not materially interfere with the operation of the Business, and (C) that have not been incurred in connection with the purchase of goods or assets or the borrowing of money or delinquency in the payment or performance of an obligation, and (iii) liens that are otherwise disclosed in the Company Disclosure Schedule.

(bbb)      “Mass-Market License” means a License Agreement (a) under which an Acquired Company is granted any rights in non-customized, commercial off-the-shelf Software made generally available to the public and that requires recurring fees and royalties in any year, or a one-time fee or royalty, in an amount less than Ten Thousand Dollars ($10,000); or (b) that is a “shrink-wrap” or “click-wrap” license agreement and that requires recurring fees and royalties in any year, or a one-time fee or royalty, in an amount less than Ten Thousand Dollars ($10,000).

(ccc)       “Material Adverse Effect” means, with respect to a Party, any change, effect, circumstance or event that is, or is reasonably likely to be, (i) materially adverse to the business,  financial condition, results of operations, or assets of the Party, taken as a whole, or (ii) materially adversely affects the ability of the Party to perform its obligations under this Agreement or timely consummate the transactions contemplated by this Agreement, in each case which is not caused by (a) the occurrence and continuance of any disruption of, or adverse change in, the financial, banking or capital markets since the Execution Date, which does not disproportionately affect such Party, or (b) compliance with the terms of this Agreement.

(ddd)      “MBCA” means the Michigan Business Corporation Act.

(eee)       “MGCL” means the Maryland General Corporation Law, as amended.

(fff)         “Michigan Department” means the Michigan Department of Labor & Economic Growth.

(ggg)      “New Purchaser Stockholders Agreement” means the Fifth Amended and Restated Stockholders Agreement of Purchaser.

(hhh)      “New Registration Rights Agreement” means the Fourth Amended and Restated Registration Rights Agreement of Purchaser, in substantially the form attached hereto as Appendix C.

(iii)         “Ordinary Course” means the ordinary course of the Acquired Companies’  business, consistent with past practice in nature, scope and magnitude; provided, that (i) the term “magnitude,” as used in this definition, shall be determined taking into consideration the Acquired Companies’ overall revenues; and (ii) the definition of “Ordinary Course” excludes any and all actions requiring any Approval of the Company Stockholders or the board of directors (or any committee thereof), manager(s), stockholders, members or partners of any Acquired Company.

(jjj)         “Organizational Documents” means (i) with respect to a corporation, the corporation’s articles or certificate of incorporation and by-laws; or (ii) with respect to a limited liability company, the limited liability company’s articles or certificate of organization or formation and operating agreement; (iii) with respect to a partnership, the partnership’s certificate of partnership and partnership agreement; (iv) with respect to a trust, the trust’s certificate or declaration of trust and other governing instruments; (v) with respect to any other form of entity, the documents that are reasonably similar to the documents described in the preceding clauses (i) through (iv); and (vi) all amendments and supplements to the foregoing.

(kkk)      “Outbound License Agreement” means any License Agreement pursuant to which any Acquired Company grants any rights in any Owned Intellectual Property to any other Person.

(lll)         “Owned Intellectual Property” means Intellectual Property owned in whole or in part by any Acquired Company, but does not include any Licensed Intellectual Property.

(mmm)  “Owned Software” means Software included in the Owned Intellectual Property.

(nnn)      “Patents” means all patents, industrial designs and invention disclosures, including any continuations, divisionals, continuations-in-part, renewals, reissues and applications for any of the foregoing, and the right to sue for past infringement thereof.

(ooo)      “Per-Share Cash Consideration” means the amount of cash set forth on line “M” of Appendix O.

(ppp)      “Per-Share Stock Consideration” means the number of shares of Series AA Stock set forth on line “L” of Appendix O.

(qqq)      “Permits” means licenses, permits (including environmental, construction and operation permits), governmental franchises, registrations, certificates, approvals, exemptions, classifications, registrations and other similar documents, rights and authorizations issued by any Government Entity, other than any patents, copyrights and trademarks.

(rrr)         “Person” means any individual, partnership, corporation, limited liability company, association, business trust, joint venture, governmental entity, business entity or other entity of any kind or nature, including any business unit of such Person.

(sss)       “Purchaser Board” means the board of directors of Purchaser.

(ttt)         “Purchaser Companies” means Purchaser and all of its Subsidiaries.

(uuu)      “Purchaser Financial Statements” means the audited consolidated balance sheets and the related audited consolidated statements of income, cash flows and stockholders’ equity of the Purchaser Companies as of and for the twelve (12) month periods ended December 31, 2004, 2005 and 2006, together with the report thereon of (x) Ernst & Young LLP, independent public accountants, with respect to 2004 and 2005, and (y) Grant Thornton LLP, independent public accountants, with respect to 2006.

(vvv)      “Purchaser Stockholders Agreement” means the Fourth Amended and Restated Stockholders Agreement of Purchaser, dated as of October 5, 2005.

(www)    “Purchaser’s Knowledge” means all facts which are actually known or, within the scope of their respective responsibilities, reasonably should have been known, by any of those individuals listed on Appendix B.

(xxx)        “Related Software” means any Software other than Owned Software that, in the Ordinary Course, any Acquired Company has incorporated into, redistributes with, or has used to develop, any Software licensed under any Outbound License Agreement.

(yyy)      “Representatives” means with respect to any Person, its stockholders, employees, officers, directors, investment bankers, attorneys, agents, representatives or Affiliates.

(zzz)        “SDAT” means the Maryland State Department of Assessments and Taxation.

(aaaa)     “Second Release Date” means the date that is twelve (12) months after the Closing Date.

(bbbb)    “Second Tranche of Escrowed Cash” means an amount of cash equal to the product obtained by multiplying (i) ten percent (10%) by (ii) the product obtained by multiplying the number of Cash Election Shares by the Per-Share Cash Consideration.

(cccc)     “Second Tranche of Escrowed Shares” means a number of shares of Series AA Stock equal to the product obtained by multiplying (i) ten percent (10%) by (ii) the product obtained by multiplying the number of Stock Election Shares by the Per-Share Stock Consideration.

(dddd)    “Series AA Stock” means Series AA Convertible Preferred Stock, par value $0.01 per share, of Purchaser.

(eeee)     “Share Value” means the number set forth on line “N” of Appendix O.

(ffff)        “Software” means all (a) computer programs, including software implementations of algorithms, models and methodologies, whether in source code or object code form; (b) libraries, functions, subroutines, development tools, interfaces, displays and other work product or tools used to design, plan, organize, develop, implement or operate any computer program; (c) databases and compilations, including data and collections of data, in any form or format whatsoever, and (d) documentation, including user manuals, training materials, design documents and flowcharts relating to any of the foregoing.

(gggg)    “Source Code” means the source code for Owned Software.

(hhhh)    “Stock Election Percentage” means the quotient, expressed as a percentage, obtained by dividing the number of Stock Election Shares by the Final Share Count.

(iiii)         “Stock Election Share” means a share of Company Common Stock deemed to be a Stock Election Share pursuant to Section 3.2(b)(ii).

(jjjj)         “Stockholder Cash Percentage” means, with respect to each Company Stockholder, the number, expressed as a percentage, equal to (x) the number of shares of Company Common Stock owned by the Company Stockholder that are Cash Election Shares, divided by (y) the total number of Cash Election Shares.

(kkkk)     “Stockholder Stock Percentage” means, with respect to each Company Stockholder, the number, expressed as a percentage, equal to (x) the number of shares of Company Common Stock owned by the Company Stockholder that are Stock Election Shares, divided by (y) the total number of Stock Election Shares.

(llll)         “Subsidiary” when used with respect to any Person means any other Person, whether incorporated or unincorporated, of which (a) more than fifty percent of the securities or other ownership interests or (b) securities or other interests having by their terms ordinary voting power to elect more than fifty percent of the board of directors or others performing similar functions with respect to such corporation or other organization, is directly owned or controlled by such Person or by any one or more of its Subsidiaries.

(mmmm) “Tax” means any foreign or United States federal, state or local taxes or other like charges and assessments imposed by any Governmental Entity, including any income, gross receipts, license, severance, occupation, premium, environmental, customs, duties, profits, disability, registration, alternative or add-on minimum, estimated, withholding, payroll, employment, unemployment insurance, social security (or similar), excise, sales, use, value-added, occupancy, franchise, real property, personal property, business and occupation, windfall profits, capital stock, stamp, transfer, workmen’s compensation or other tax, fee or imposition of any kind whatsoever, including any interest, penalties, additions, assessments or deferred liability with respect thereto, whether disputed or not.

(nnnn)    “Tax Return” means any foreign or United States federal, state or, local return, declaration, report, claim for refund, amended return, declaration of estimated Tax or information return or statement relating to Taxes, and any Schedule, exhibit, attachment or other materials submitted with any of the foregoing, and any amendment thereto.

(oooo)    “Third Party Software” means Software not owned by any Acquired Company.

(pppp)    “Trademarks” means all trademarks, service marks, trade names, trade dress, designs, logos, emblems, signs or insignia, slogans, and other similar designations of source or origin, together with all goodwill symbolized by any of the foregoing, registrations and applications for any of the foregoing, and the right to sue for past infringement thereof.

(qqqq)   “Trade Secrets” means any and all forms and types of technology, trade secrets and other confidential information, know-how, customer lists, prospect lists, business plans, inventions, proprietary processes, formulae, algorithms, models and methodologies, in each case that meets the requirements for protection as a trade secret under the Uniform Trade Secrets Act.

(rrrr)       “VK” means Virchow, Krause & Company, LLP, independent public accountants.

(ssss)     “Wire” means a wire transfer of immediately available funds to a bank account in the United States specified in advance by the recipient of such wire transfer.

(tttt)        “Working Capital” means, as of a given date, the total amount of the Acquired Companies’ current assets, less the total amount of the Acquired Companies’ current liabilities.

1.2          Terms Defined Elsewhere.  In addition to the terms defined in Section 1.1, certain other terms are defined elsewhere in this Agreement, and, whenever such terms are used in this Agreement, they shall have their respective defined meanings, unless the context expressly or by necessary implication otherwise requires.  For convenience, the table below sets forth the sections in which such terms are defined:

Term	Section

Accredited Holder	3.2(b)
Alternative Transaction	6.5(a)
Audited Revenue Number	3.5
Audits	4.11(e)
Cash Consideration	3.1(b)(i)(B)
Cash Portion of Final Loss	10.6(a)(i)
Claim Notice	10.4
Claims Period	10.7(b)
Closing	2.4
Closing Date	2.4
Code	4.11(b)
Company Disclosure Schedule	ARTICLE IV
Company Insurance Policies	4.13(a)
Confidentiality Agreement	6.8
Document Period	10.9
Documents	10.9
Effective Time	2.2
ERISA	4.14(a)
ERISA Affiliate	4.14(a)
Estimated Closing Date Balance Sheet	3.3(a)
Facility	4.12(a)
Final Losses	10.5(e)
Final Balance Sheet	3.3(e)
Final Working Capital	3.3(e)
Honigman	11.10
Investor Questionnaire	6.4(c)

July Audit	3.5(a)
Leased Real Property	4.7(b)
Maryland Articles	2.2
Material Contracts	4.7(c)
Merger	Recitals
Merger Consideration	3.1(b)
Michigan Certificate	2.2
Negative Revenue Adjustment Cash	3.5(b)(ii)(A)
Negative Revenue Adjustment Shares	3.5(b)(ii)(B)
Negative Working Capital Adjustment	3.3(e)
Negative Working Capital Adjustment Cash	3.3(e)
Negative Working Capital Adjustment Shares	3.3(e)
Non-Accredited Holder	3.2(a)
Open Source Materials	4.8(o)
Personal Property Leases	4.7(a)
Plans	4.14(a)
Positive Revenue Adjustment Cash	3.5(b)(iii)(A)
Positive Revenue Adjustment Shares	3.5(b)(iii)(B)
Positive Working Capital Adjustment	3.3(g)
Post-Closing Audit	3.5(a)
Potential Acquirer	6.5(b)
Principal Stockholders	Recitals
Proxy Materials	6.4(a)
Purchaser Claims Period	10.7(b)
Purchaser Disclosure Schedule	ARTICLE V
Purchaser Equity Plans	5.4(d)
Purchaser Party	10.2
Real Property Leases	4.7(b)
Retained Account	3.3(f)(i)
Revenue Procedures	3.5(a)
Revised Appendix O	3.5(b)(i)(B)
Revised Per-Share Cash Consideration	3.5(b)(i)(B)
Revised Per-Share Stock Consideration	3.5(b)(i)(B)
RSU	5.4(f)
Stock Consideration	3.1(b)(ii)(B)
Stock Portion of Final Loss	10.6(a)(ii)
Stockholder Claims Period	10.7(a)
Stockholder Party	10.1
Stockholders’ Agent	6.7(a)
Surviving Corporation	Recitals
Tangible Assets	4.16(b)
Third Party Action	10.5(a)
Third Party Indemnity Amount	10.5(b)
Threshold Amount	10.7(e)(i)
TPA Notice	10.5(a)
Treasury Regulations	4.11(g)
Uncollected Account	3.3(e)

1.3          Interpretation.  The terms “hereof,” “herein” and “hereunder” and terms of similar import are references to this Agreement as a whole and not to any particular provision of this Agreement.  The term “including” as used in this Agreement is used to list items by way of example and shall not be deemed to constitute a limitation of any term or provision contained herein.  As used in this Agreement, unless the context otherwise requires, words describing the singular number shall include the plural and vice versa, and words denoting any gender shall include all genders and vice versa.  Article, Section, Appendix, clause and Schedule references contained in this Agreement are references to Articles, Sections, Appendix, clauses and Schedules in or to this Agreement, unless otherwise specified.  All accounting terms not specifically defined in this Agreement shall be construed in accordance with GAAP.  Information disclosed in any section of the Company Disclosure Schedule or the Purchaser Disclosure Schedule will be deemed disclosed for purposes of all sections of such Disclosure Schedules; but only to the extent the applicability of such information to other sections of such Disclosure Schedules is reasonably apparent.

ARTICLE II

THE MERGER AND THE CLOSING

2.1          The Merger.  Subject to the terms and conditions of this Agreement, and in accordance with the MGCL and the MBCA, at the Effective Time, the Company shall be merged with and into the Merger Sub.  The Parties intend that the Merger will constitute and qualify as a reorganization within the meaning of Section 368 of the Code.  None of the Parties shall file any Tax Return in a manner inconsistent with such intention.

2.2          Effective Time. The Merger shall become effective at such time as is agreed upon by the Parties (the “Effective Time”) and set forth in each of the articles of merger filed with SDAT in accordance with the MGCL (the “Maryland Articles”) and the certificate of merger filed with the Michigan Department in accordance with the MBCA (the “Michigan Certificate”).

2.3          Effects of the Merger.  At the Effective Time, (a) the Merger shall have the effects set forth in Section 724 of the MBCA and Section 3-114 of the MGCL; and (b) the by-laws of Merger Sub in effect immediately prior to the Effective Time shall be the by-laws of the Surviving Corporation unless and until amended as provided by Law and such by-laws.

2.4          The Closing.  Subject to the satisfaction or waiver of the conditions set forth in Articles VII and VIII, the closing of the Merger (the “Closing”) shall take place at 10:00 a.m., Baltimore, Maryland time, on a date (the “Closing Date”) and at a place specified by the Parties, which date shall be no later than ten (10) Business Days after the satisfaction or waiver of all the conditions in Articles VII and VIII (excluding conditions that, by their terms, are to be satisfied on the Closing Date), unless extended by the mutual written agreement of the Parties.  At the Closing:

(a)           the Purchaser shall deliver:

(i)            to each Company Stockholder listed on Appendix P, by check or Wire (at the election of each Company Stockholder), the amount of Initial Cash Consideration set forth opposite such Company Stockholder’s name on Appendix P;

(ii)           to the Stockholders’ Agent, the Initial Stock Consideration, for further distribution to the Company Stockholders in accordance herewith; and

(iii)          to the Stockholders’ Agent, a certificate signed by the President of Purchaser as to the satisfaction of the conditions in Sections 8.1 and 8.2;

(iv)          to the Stockholders’ Agent, a copy of the Organizational Documents of Purchaser, certified by the Secretary of Purchaser;

(v)           to the Stockholders’ Agent a copy of the Organizational Documents of Merger Sub, certified by the Secretary of Merger Sub;

(vi)          to the Stockholders’ Agent, a copy of all resolutions of the Purchaser Board and Purchaser’s stockholders related to the Merger, certified by the Secretary of Purchaser;

(vii)         to the Stockholders’ Agent, a copy of all resolutions of the board of directors of Merger Sub and the sole stockholder of Merger Sub related to the Merger, certified by the Secretary of Merger Sub;

(viii)        to the Stockholders’ Agent, a good standing certificate issued by SDAT with respect to each of Purchaser and Merger Sub no more than five (5) days prior to the Closing Date;

(ix)          to the Stockholders’ Agent and the Escrow Agent, the Escrow Agreement duly executed by the Purchaser;

(x)            to the Stockholders’ Agent, a copy of the New Registration Rights Agreement, as duly executed by the Purchaser;

(b)           the Company shall execute (as applicable) and deliver to the Purchaser:

(i)            all Certificates and lost Certificate affidavits tendered by Company Stockholders;

(ii)           a certificate signed by the President of the Company as to the satisfaction of the conditions in Sections 7.1 and 7.2;

(iii)          a Certificate of Non-United States Real Property Interest Status in the form attached hereto as Appendix E;

(iv)          copies of the Organizational Documents of each Acquired Company, in each case certified by the Secretary of such Acquired Company;

(v)           copies of all resolutions of the Company Board and the Company Stockholders related to the Merger, certified by the Secretary of the Company;

(vi)          good standing certificates issued by the Michigan Department and the applicable Government Entity in each jurisdiction listed in Section 4.1(a) of the Company Disclosure Schedule with respect to the Company no more than five (5) days prior to the Closing Date; and

(vii)         a good standing certificate issued by the applicable Government Entity in each jurisdiction listed in Section 4.1(b) of the Company Disclosure Schedule with respect to Acquired Companies other than the Company no more than five (5) days prior to the Closing Date;

(viii)                        the Escrow Agreement duly executed by the Company; and

(ix)                                a complete and accurate aging report listing all Company Receivables as of the Closing Date;

(c)            the Purchaser will deliver to the Escrow Agent:

(i)            by Wire, the Escrowed Cash; and

(ii)           the Escrowed Shares; and

(d)           the Company will deliver to the Escrow Agent, for each Company Stockholder receiving Stock Consideration, five (5) assignments of stock separate from certificate, each executed in blank;

(e)            the Purchaser shall deliver to Comerica Bank the payoff amount set forth in the payoff letter attached hereto as Appendix Q, and shall use commercially reasonable efforts to obtain the release of the personal  guaranties of Ron Pellegrino and Jerry Huchzermeier given by each of them for the benefit of Comerica Bank in connection with the credit facility referenced in such payoff letter.

ARTICLE III

MERGER CONSIDERATION

3.1          Conversion of Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Purchaser, the Merger Sub, the Company or any holder of any of the following securities:

(a)            each share of common stock, no par value per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall not be affected by the Merger;

 (b)          each share of Company Common Stock (other than Dissenting Shares) issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive, without interest (collectively, the “Merger Consideration”):

(i)            for each Cash Election Share:

(A)          the Initial Per-Share Cash Consideration; and

(B)           a pro rata portion of the remaining Escrowed Cash, if any, at the time of its distribution pursuant to the Escrow Agreement (the consideration described in the preceding clauses (A)-(B) is called the “Cash Consideration”).

(ii)           subject to Section 3.11, for each Stock Election Share:

(A)          the Initial Per-Share Stock Consideration;

(B)           a pro rata portion of the remaining Escrowed Shares, if any, at the time of their distribution pursuant to the Escrow Agreement (the consideration described in the preceding clauses (A)-(B) is called the “Stock Consideration”); and

(c)           each Company Stockholder, upon surrender to the Purchaser of one or more Certificates in valid form (or, if applicable, a Lost Certificate Affidavit and Indemnity Agreement), with all required stock transfer tax stamps affixed, shall be entitled to receive the consideration set forth in Section 3.1(b) in respect of the shares of Company Common Stock represented by such Certificates; provided, that until so surrendered, each such Certificate shall, after the Effective Time, represent for all purposes only the right to receive such consideration as set forth in Section 3.1(b) or to receive payment for Dissenting Shares in accordance with Section 762 of the MBCA.

3.2           Procedures; Limits onAllocation of Consideration.

(a)           Notwithstanding anything herein to the contrary, all shares of Company Common Stock owned by any Holder described in either of the following clauses (i) or (ii) (each, a “Non-Accredited Holder”) shall be deemed to be Cash Election Shares:

(i)            any Holder who delivers an Investor Questionnaire to the Company and, based on such Investor Questionnaire, the Purchaser determines that such Holder is not an accredited investor (as defined in Rule 501 under the Securities Act of 1933, as amended); or

(ii)           any Holder who fails to deliver an Investor Questionnaire prior to the Closing Date.

(b)           With respect to the shares of Company Common Stock owned each Holder who is not a Non-Accredited Holder (each, an “Accredited Holder”):

(i)            57.2353% of such Accredited Holder’s shares of Company Common Stock shall be deemed to be Cash Election Shares; and

(ii)           the remainder of such Accredited Holder’s shares of Company Common Stock shall be deemed to be Stock Election Shares.

(c)           For avoidance of doubt:

(i)            the aggregate amount of Initial Cash Consideration and Escrowed Cash to be paid by Purchaser hereunder shall not exceed Twenty-Five Million Thirteen Dollars ($25,000,013); and

(ii)           the aggregate amount of Initial Stock Consideration and Escrowed Shares to be paid by Purchaser hereunder shall not exceed ten million two hundred forty-two thousand thirty-two (10,242,032) shares of Series AA Stock.

3.3           Working Capital Adjustment. (a) Within ten (10) Business Days after the Closing Date, the Stockholders’ Agent shall deliver to the Purchaser (i) a consolidated balance sheet of the Acquired Companies, prepared in accordance with GAAP applied on a basis consistent with the preparation of the Annual Financial Statements and 2007 Financial Statements and using assumptions and estimates which are consistent with those used in the preparation of the Annual Financial Statements and 2007 Financial Statements, as of 11:59 p.m. on  the Closing Date (the “Estimated Closing Date Balance Sheet”); and (ii) written certification of the Stockholders’ Agent that the Estimated Closing Date Balance Sheet, to the Company’s Knowledge, fairly presents in all material respects the financial position of the Acquired Companies as of the date of such balance sheet.

(b)           Intentionally reserved.

(c)           Intentionally reserved.

(d)           Intentionally reserved:

(e)           The balance sheet included in the July Financial Statements, as audited by VK pursuant to the July Audit is herein called the “Final Balance Sheet”.  The amount of Working Capital, determined based on the Final Balance Sheet, less the amount of all accounts receivable that were reflected on the balance sheet included in the July Financial Statements but not collected by the Collection Deadline (each, an “Uncollected Account”), is herein called the “Final Working Capital”.

(f)            If the Final Working Capital is less than the Benchmark Working Capital,

(i)            Purchaser may, within five (5) Business Days after the Final Balance Sheet is delivered by VK, deliver to the Stockholders’ Agent a written notice setting forth a list of Uncollected Accounts, if any, that Purchaser will not transfer back to the Company Stockholders (each, a “Retained Account”);

(ii)           the consideration payable hereunder shall be adjusted to account for the amount of the difference between (x) the Final Working Capital plus the aggregate dollar amount of Retained Accounts, less (y) the Benchmark Working Capital (a “Negative Working Capital Adjustment”) as follows:

(A)          the Purchaser shall be paid, out of the First Tranche of Escrowed Cash, an amount equal to the Negative Working Capital Adjustment multiplied by the Cash Election Percentage (“Negative Working Capital Adjustment Cash”), and such amount of the First Tranche of Escrowed Cash shall be deemed to have been fully and forever forfeited by the Company Stockholders; and

(B)           the Company Stockholders shall be deemed to have fully and forever forfeited the right to receive the portion of the First Tranche of Escrowed Shares (“Negative Working Capital Adjustment Shares”) equal to (x) the Negative Working Capital Adjustment multiplied by the Stock Election Percentage divided by (y) the Share Value; and

(iii)          contemporaneously with the release of cash and stock from escrow pursuant to the preceding clause (ii), Purchaser shall transfer to the Stockholder’s Agent on behalf of the Company Stockholders each Uncollected Account that is not a Retained Account.

(g)           If the sum of the Final Working Capital plus the Retained Accounts is greater than the Benchmark Working Capital (such excess a “Positive Working Capital Adjustment”), (i) the Purchaser shall deliver to the Stockholders’ Agent cash in the amount of the Positive Working Capital Adjustment by Wire, as an adjustment of the consideration payable hereunder, for further distribution to each Company Stockholder (pro rata based upon the number of shares of Company Common Stock held by each on the Closing Date) and (ii), Purchaser shall transfer to the Stockholders’ Agent on behalf of the Company Stockholders each Uncollected Account that is not a Retained Account. Notwithstanding the foregoing, in the event the transfer of cash to the Stockholder’s Agent under clause (i) above would cause the amount of cash consideration payable hereunder to exceed 59.95% of the aggregate consideration payable hereunder, the amount of cash so paid will be reduced by the amount necessary to cause the amount of cash consideration payable hereunder to be equal to 59.95% of the aggregate consideration payable hereunder, and the Purchaser will issue to the Stockholders’ Agent for further distribution to the Company Stockholders (pro rata based upon the number of shares of Company Common Stock held by each on the Closing Date) a number of shares of Series AA Stock equal to the result obtained by dividing the amount of the reduction in the cash payment made as a result of the application of this sentence by the Share Value.

3.4          Release of Escrowed Cash and Escrowed Shares.

(a)           On the First Release Date:

(i)            The Purchaser and the Stockholders’ Agent shall instruct the Escrow Agent to pay to the Stockholders’ Agent out of the First Tranche of Escrowed Cash (and out of the Second Tranche of Escrowed Cash, if the First Tranche of Escrowed Cash would be insufficient), for further distribution to the Company Stockholders in accordance with their respective Stockholder Cash Percentages, an amount equal to the First Tranche of Escrowed Cash, less:

(A)          the Negative Working Capital Adjustment Cash, if any; and

(B)           the Negative Revenue Adjustment Cash, if any; and

(ii)           The Purchaser and the Stockholders’ Agent shall instruct the Escrow Agent to deliver to the Stockholders’ Agent out of the First Tranche of Escrowed Shares (and out of the Second Tranche of Escrowed Shares, if the First Tranche of Escrowed Shares would be insufficient), for further distribution to the Company Stockholders in accordance with their respective Stockholder Stock Percentages, a number of shares  amount equal to the number of First Tranche of Escrowed Shares (together with the associated assignments separate from certificate deposited with the Escrow Agent), less:

(A)          the Negative Working Capital Adjustment Shares, if any; and

(iii)          the Negative Revenue Adjustment Shares, if any.

(b)           On the Second Release Date:

(i)            The Purchaser and the Stockholders’ Agent shall instruct the Escrow Agent to pay to the Stockholders’ Agent out of the Second Tranche of Escrowed Cash, for further distribution to the Company Stockholders in accordance with their respective Stockholder Cash Percentages, an amount equal to the Second Tranche of Escrowed Cash, less:

(A)          the aggregate of all Cash Portions of Final Losses; and

(B)           all amounts that are the subject of unresolved indemnity claims asserted prior to the Second Release Date pursuant to and in compliance with ARTICLE X, multiplied by the Cash Election Percentage.

(ii)           The Purchaser and the Stockholders’ Agent shall instruct the Escrow Agent to deliver to the Stockholders’ Agent out of the Second Tranche of Escrowed Shares, for further distribution to the Company Stockholders in accordance with their respective Stockholder Stock Percentages, a number of shares  amount equal to the number of Second Tranche of Escrowed Shares together with the associated assignments separate from certificate deposited with the Escrow Agent, less:

(A)          the aggregate of all Stock Portions of Final Losses; and

(B)           the aggregate of all amounts that are the subject of unresolved indemnity claims asserted prior to the Second Release Date pursuant to and in compliance with ARTICLE X, multiplied by the Stock Election Percentage, divided by the Share Value.

3.5           Post-Closing Audit. (a) The Purchaser shall use best efforts to engage VK within seven (7) Business Days following the Closing Date to (i) perform agreed-upon procedures, as requested by Purchaser, with respect to the Company’s revenue as reflected in the 2007 Financial Statements (the “Revenue Procedures”), and (ii) audit the July Financial Statements (the “July Audit” and, together with the Revenue Procedures, the “Post-Closing Audit”). Purchaser shall use best efforts to cause VK to complete the Post-Closing Audit and deliver the results thereof to Purchaser and the Stockholders’ Agent no later than one hundred twenty (120) days after the Closing Date.

(b)           If the Company’s revenue for the twelve (12) month period ending June 30, 2007, as determined pursuant to the Revenue Procedures (the “Audited Revenue Number”), is more than one percent (1%) less, or more than one percent (1%) greater, than the Benchmark Revenue:

(i)            Appendix O shall be deemed to be amended by:

(A)          deleting the number in the “Value” column of Line “B” and inserting in lieu thereof the lesser of (x) the Audited Revenue Number or (y) Twenty Million Dollars ($20,000,000) and

(B)           recalculating the numbers in the “Value” column of the other line items of Appendix O to reflect the effect of changing Line “B” pursuant to the preceding clause (A) (Appendix O, as amended pursuant to this Section 3.5(b)(i), is called “Revised Appendix O” and the Per-Share Cash Consideration, as set forth on Revised Appendix O, is called the “Revised Per-Share Cash Consideration” and the Per-Share Stock Consideration, as set forth on Revised Appendix O, is called the “Revised Per-Share Stock Consideration”);

(ii)           if the Audited Revenue Number is more than one percent (1%) less than the Benchmark Revenue, the consideration payable hereunder shall be adjusted as follows:

(A)          the Purchaser shall be paid, out of the First Tranche of Escrowed Cash, an amount of cash (“Negative Revenue Adjustment Cash”) equal to the product obtained by multiplying (A) the number of Cash Election Shares, by (B) the difference obtained by subtracting (x) the Revised Per-Share Cash Consideration from (y) the Per-Share Cash Consideration, and such amount of the First Tranche of Escrowed Cash shall be deemed to have been fully and forever forfeited by the Company Stockholders; and

(B)           the Company Stockholders shall be deemed to have fully and forever forfeited the right to receive the portion of the First Tranche of Escrowed Shares (“Negative Revenue Adjustment Shares”) equal to the product obtained by multiplying (A) the number of Stock Election Shares, by (B) the difference obtained by subtracting (x) the Revised Per-Share Stock Consideration from (y) the Per-Share Stock Consideration; and

(iii)          if the Audited Revenue Number is more than one percent (1%) greater than the Benchmark Revenue, within five (5) Business Days after the VK issues its final report with respect to the Revenue Procedures, in order to adjust the consideration payable hereunder, the Purchaser shall deliver to the Stockholders’ Agent:

(A)          by Wire, for further distribution to each Company Stockholder who made a Cash Election (pro rata, based on the amount of Initial Cash Consideration that was payable to each of them), an amount of cash (“Positive Revenue Adjustment Cash”) equal to the product obtained by multiplying (A) the number of Cash Election Shares, by (B) the difference obtained by subtracting (x) the Per-Share Cash Consideration from (y) the Revised Per-Share Cash Consideration; and

(B)           for further distribution to each Company Stockholder who made a Stock Election (pro rata, based on the amount of Initial Stock Consideration that was payable to each of them), a number of shares of Series AA Preferred Stock (“Positive Revenue Adjustment Shares”) equal to (A) the number of Stock Election Shares, by (B) the difference obtained by subtracting (x) the Per-Share Stock Consideration from (y) the Revised Per-Share Stock Consideration.

(c)           The cost of the Post-Closing Audit will be paid as follows:

(i)            the Company Stockholders shall bear the portion of the cost of the Post-Closing Audit that is directly related to the first twenty (20) hours of work performed by VK with respect to the Revenue Procedures;

(ii)           the cost of the Post-Closing Audit in excess of the amount described in the preceding clause (i) shall be borne twenty-five percent (25%) by the Company Stockholders and seventy-five percent (75%) by Purchaser; and

(iii)          the portions of the costs of the Post-Closing Audit that are payable by the Company Stockholders may be paid out of the Escrowed Cash or set off against Positive Revenue Adjustment Cash, if any.

3.6           Accounts Receivable. After the Effective Time, Purchaser shall control the collection of all accounts receivable of the Acquired Companies that are outstanding as of the Effective Time,

and shall attempt to collect such accounts receivable using the same degree of effort it uses to collect its own accounts receivable; provided in no event shall it use less than commercially reasonable efforts to collect such accounts receivable. After the determination of the Final Balance Sheet, as between the Company Stockholders and the Purchaser, (x) the Company Stockholders (through the Stockholders’ Agent) shall control the collection of Uncollected Accounts that are not Retained Accounts, and (y) all Retained Accounts shall remain the property of the Surviving Corporation and, for avoidance of doubt, the Purchaser shall control the collection thereof. In the event the Purchaser or Merger Sub receive any payments whatsoever with respect to, or from any of the Persons which are an account debtor or other obligor under, or guarantor of (irrespective of how such account debtor, obligor or guarantor classifies such payments), any of the Uncollected Accounts which are not Retained Accounts, the Purchaser and/or Merger Sub shall, as promptly as practicable (but in no event less than ten (10) Business Days after receipt by Purchaser and/or Merger Sub), remit such payments to Stockholders’ Agent.

3.7           Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Purchaser, an indemnity agreement against any claim that may be made against it with respect to such Certificate (each in the respective form attached hereto as Appendix F, the Surviving Corporation will pay to the holder of such lost, stolen or destroyed Certificate, in exchange for the shares of Company Common Stock represented thereby, the applicable consideration set forth in Section 3.1(b).

3.8           Closing of Company Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of shares of Company Common Stock shall thereafter be made. If, after the Effective Time, Certificates (other than Certificates representing Dissenting Shares) are presented to the Surviving Corporation, they shall be cancelled and, as applicable, exchanged for Merger Consideration.

3.9           Dissenting Shares. (a) Notwithstanding anything to the contrary contained in this Agreement, to the extent that the provisions of Section 762 of the MBCA are applicable to the Merger, any shares of Company Common Stock that, as of the Effective Time are or may entitle the holder thereof to appraisal rights under Section 762 of the MBCA shall not be converted into or represent the right to receive a portion of the Merger Consideration, and the holder or holders of such shares shall be entitled only to such rights as may be granted to such holder or holders to receive payment of the appraised value of such shares in accordance with the provisions of Section 762 of the MBCA; provided, however, that if the status of any such shares as shares carrying appraisal rights shall not be perfected, or if any such shares shall lose their status as shares carrying appraisal rights, then as of the later of the Effective Time or the time of the failure to perfect such status or the loss of such status, such shares shall automatically be converted into and shall represent only the right to receive the per-share Merger Consideration applicable to such shares of Company Common Stock in accordance with Section 3.1(b).

(b)           The Company shall give the Purchaser (i) prompt notice of any written demands for appraisal, withdrawals of demands for appraisal and any other demands served pursuant to Section 762 of the MBCA to require Company to purchase shares of Company Common Stock pursuant to Section 762 of the MBCA and of any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the MBCA and (ii) the opportunity to participate in all negotiations and proceedings with respect to any such demand, notice or instrument. The Company shall not make any payment or settlement offer with respect to any such demand unless the Purchaser shall have consented in writing to such payment or settlement offer.

3.10        Allocation of Consideration. The Parties agree that the Merger Consideration paid by the Purchaser pursuant to the Merger shall be allocated among the assets of the Company for all purposes (including financial accounting) in the manner set forth on Schedule 3.10.

3.11        Joinders. Each Company Stockholder receiving any Stock Consideration shall execute a joinder to the New Purchaser Stockholders Agreement in the form attached hereto as Appendix G and a joinder to the New Registration Rights Agreement in the form attached hereto as Appendix H. Purchaser shall not be required to deliver Stock Consideration to any Person who has not executed both such joinders.

3.12        Fractional Shares. To the extent any Merger Consideration consists of fractional shares of Series AA Stock, the Purchaser shall be permitted to issue cash in lieu of thereof based on the Share Value.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Information disclosed in the Company Disclosure Schedule is not necessarily limited to the information required to be disclosed so that the representations and warranties of the parties are true, but may also contain other information provided informational purposes only. The inclusion of such additional information shall not be construed to imply that other similar information is also included or as an admission that such information is material. The Company hereby represents and warrants to the Purchaser that, except as set forth in the Company Disclosure Schedule attached hereto as Appendix I (the “Company Disclosure Schedule”) the following statements contained in this Article IV are true as of the Execution Date (or, if made as of a specified date, as of such date) and as of the Closing Date, as follows:

4.1           Organization and Good Standing. (a) The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Michigan and has the requisite power and authority to own, operate and lease its properties and assets and to conduct its business as it is now being owned, operated, leased and conducted. The Company is duly qualified or licensed to do business as a foreign corporation, and is in good standing as a foreign corporation, in every jurisdiction in which its ownership of property or the character of its business requires such qualification, except where the failure to so qualify or to be in good standing would not have a Material Adverse Effect. Section 4.1(a) of the Company Disclosure Schedule sets forth a true and complete list of all foreign jurisdictions in which the Company is so qualified or licensed and in good standing.

(b)           Section 4.1(b) of the Company Disclosure Schedule sets forth a complete, true and correct list of all Subsidiaries of the Company, along with the jurisdiction of incorporation or organization of each. Each Subsidiary listed in Section 4.1(b) of the Company Disclosure Schedule:

(i)            is duly incorporated or organized (as applicable), validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, and has the requisite authority and all Permits and Approvals required to own, operate and lease its properties and assets and to conduct its business as it is now being owned, operated, leased and conducted; and

(ii)           is duly qualified or licensed to do business as a foreign entity, and is in good standing as a foreign entity, in every jurisdiction in which its ownership of property or the character of its business requires such qualification, except where the failure to so qualify or to be in good standing would not have a Material Adverse Effect, and all such jurisdictions are listed in Section 4.1(b) of the Company Disclosure Schedule.

(c)           The Company has heretofore delivered to Purchaser true and complete copies of the Organizational Documents and stock ledgers of all Acquired Companies. No Acquired Company is in material violation of any provision of its Organizational Documents.

(d)           Section 4.1(d) of the Company Disclosure Schedule sets forth a true and complete list of all officers and directors of each Acquired Company.

4.2           Corporate Power; Authority.

(a)           The Company has the requisite power and authority to execute and deliver this Agreement, perform its obligations hereunder and consummate the transactions contemplated hereby.

(b)           Except for the Company Stockholder Approval, the execution and delivery of this Agreement by the Company, the performance by it of its obligations hereunder and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary corporate actions on the part of the Company. This Agreement and each other agreement contemplated hereby to which the Company is a party constitutes the legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, except as limited by bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or other similar laws relating to or affecting the enforcement of creditors’ rights generally, and subject to general principles of equity, regardless of whether such enforceability is considered in a proceeding at law or in equity or in an action for specific performance.

4.3          Capitalization. (a) The authorized capital stock of the Company consists solely of 50,000 shares of Company Common Stock, of which 21,674 shares are outstanding as of the Execution Date. No shares of Company Common Stock are held as treasury shares.

(b)           Section 4.3(b) of the Company Disclosure Schedule sets forth, as of the Execution Date, a true and complete list of (i) the holders of the Company Common Stock, and (ii) the holders of all issued and outstanding shares and other securities of all Acquired Companies other than the Company, in each case, with the known domicile addresses of, and the number of such securities held by, such holders.

(c)           All of the issued and outstanding equity securities of each Acquired Company are validly issued, fully paid and nonassessable and free of preemptive rights and were issued in compliance with all applicable Laws concerning the issuance of securities. Except as set forth in Sections 4.3(a) and 4.3(b) above, there are not any equity securities of any Acquired Company issued or outstanding or any options, warrants, subscriptions, calls, rights, convertible securities or other agreements or commitments obligating any Acquired Company to issue, transfer, sell, redeem, repurchase or otherwise acquire any shares of its capital stock or securities. There are not any notes, bonds, debentures or other indebtedness of any Acquired Company having the right to vote (or convertible into or exchangeable for securities having the right to vote) on any matters upon which holders of any equity securities of such Acquired Company may vote. There are no outstanding contractual obligations, commitments, understandings or arrangements of such Acquired Company to repurchase, redeem or otherwise acquire or make any payment in respect of or measured or determined based on the value or market price of any shares of capital stock of such Acquired Company, and there are no irrevocable proxies with respect to shares of capital stock of any Acquired Company. There are no agreements or arrangements pursuant to which any Acquired Company is or could be required to register shares of Company Common Stock or any other securities under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

4.4          No Conflict. (a) Except as set forth in Section 4.4(a) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder, nor the consummation by the Company of the transactions contemplated hereby, will:

(i)            assuming receipt of the Company Stockholder Approval, contravene any provision of the Organizational Documents of any Acquired Company;

(ii)           assuming receipt of the Company Stockholder Approval and the respective filings of the Maryland Articles and Michigan Certificate, violate any Law applicable to any Acquired Company;

(iii)          result in the creation or imposition of any Lien on any of the property held by any Acquired Company; or

(iv)          require any consent or other action by any Person under, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or give rise to any right of termination, change of control rights (including any obligation to pay any amount on account of any third party consent or the occurrence of the change in control of any Acquired Company), cancellation, modification or acceleration of any right or obligation of any Acquired Company or a loss of any benefit to which any Acquired Company is entitled under, any Material Contract.

(b)           Except for the respective filings of the Maryland Articles and Michigan Certificate, no declaration, filing or registration with, notice to, nor Approval of, any Government Entity is required to be made, obtained or given by or with respect to the Company in connection with the execution and delivery by the Company of this Agreement, the performance by the Company of its obligations hereunder or the consummation by the Company of the transactions contemplated hereby.

4.5           Financial and Recordkeeping Matters. (a) A true and complete copy of the Annual Financial Statements is attached as Section 4.5(a) of the Company Disclosure Schedule. The Annual Financial Statements have been prepared in accordance with GAAP, consistently applied throughout the periods indicated. Each of the balance sheets included in the Annual Financial Statements fairly presents in all material respects the financial position of the Acquired Companies as of the date of such balance sheet, and each of the statements of income and statements of cash flows included in the Annual Financial Statements fairly presents in all material respects the results of operations of the Acquired Companies for the periods set forth therein.

(b)           Except for liabilities, commitments or obligations (i) individually less than Fifty Thousand Dollars ($50,000), (ii) reflected in the Financial Statements, or (iii) disclosed in Section 4.5(b) of the Company Disclosure Schedule, since the date of the balance sheets included in the 2007 Financial Statements, no Acquired Company has incurred any Liability that would be required to be reflected or reserved against on a consolidated balance sheet of any Acquired Company prepared in accordance with GAAP.

(c)           Except as set forth in Section 4.5(c) of the Company Disclosure Schedule, the books and records, minute books, stock record books and other records of the Acquired Companies, all of which have been heretofore made available to Purchaser by the Company, have been maintained in accordance with sound business practices.

(d)           Intentionally reserved.

(e)           No Acquired Company holds any inventory.

4.6           Absence of Certain Changes. Except as set forth in Section 4.6 of the Company Disclosure Schedule, since December 31, 2006, (a) each Acquired Company has conducted its business in the Ordinary Course; (b) there has not been any event, occurrence or development which, individually or in the aggregate, would have a Material Adverse Effect; and (c) there has not occurred any action, event or failure to act, that if it had occurred after the Execution Date, would have required the consent of the Purchaser under any of Sections 6.1(a)-(k), (m)-(p) or (r)-(x), or Section 6.1(y) (except, solely for purposes of this Section 4.6, Section 6.1(y) shall be deemed to apply only to the clauses of Section 6.1 referenced in this Section 4.6).

4.7           Material Contracts. (a) Section 4.7(a) of the Company Disclosure Schedule sets forth a true and complete list of each lease of personal property to which any Acquired Company is a party or by which any Acquired Company or any of its properties or assets are bound, which lease provides for payments in excess of $25,000 per annum and which has a remaining term in excess of one year (collectively, the “Personal Property Leases”).

(b)           Section 4.7(b) of the Company Disclosure Schedule sets forth a true and complete list of all leases, subleases, licenses and other agreements (collectively, the “Real Property Leases”) under which any Acquired Company uses or occupies or has the right to use or occupy any real property (the land, buildings and other improvements covered by the Real Property Leases being herein called the “Leased Real Property”). With respect to all Leased Real Property except as set forth in Section 4.7(b) of the Company Disclosure Schedule,

(i)            The Acquired Company that is the lessee of such property has quiet possession thereof, and has a valid leasehold interest providing legally enforceable rights to use such Leased Real Property;

(ii)           No Acquired Company has subleased any of the Leased Real Property or given any third party any license or other right to occupy any portion of the Leased Real Property leased by it;

(iii)          Neither an Acquired Company nor, to the Company’s Knowledge, any other party to any Real Property Lease has waived any term or condition thereof, and all covenants to be performed by the Company prior to the Closing, or any other party to any Real Property Lease, have been performed in all material respects;

(iv)          The Acquired Companies are current (and not late) with respect to all  rental payments (and other payments, if any) due under Real Property Leases;

(v)           No security deposit or portion thereof deposited with respect to any Real Property Lease has been applied in respect of a breach or default under any Real Property Lease which has not been redeposited in full;

(vi)          No Acquired Company has collaterally assigned or granted any security interest in any Real Property Lease or any interest therein; and

(vii)         No Acquired Company is obligated under or a party to, any option, right of first refusal or other contractual right to purchase any Leased Real Property or any portion thereof or interest therein.

(c)           Section 4.7(c) of the Company Disclosure Schedule sets forth a true and complete list of all executory agreements to which any Acquired Company is a party or by which any Acquired Company or any of its properties or assets are bound, of the following types (the contracts identified below in this Section 4.7(c), together with the Real Property Leases, the Personal Property Leases, the Inbound License Agreements and the Outbound License Agreements, are herein collectively called the “Material Contracts”):

(i)            Any contract involving an investment by any Acquired Company in any partnership, limited liability company or joint venture (other than any other Acquired Company);

(ii)           Any contract of any Acquired Company which involves a financing arrangement in excess of $50,000;

(iii)          Employment agreements (including without limitation, agreements for a term of employment, stock option agreements, stock purchase agreement, bonus agreements, and covenants not to compete);

(iv)          Loan agreements, notes, mortgages, indentures, security agreements and other agreements and instruments relating to the borrowing of money;

(v)           Agreements with any Affiliate;

(vi)          Any contract involving noncompetition or any other restriction with respect to the geographical area of operations or scope or type of business of any Acquired Company;

(vii)         Any contract relating to any acquisition or disposition of any capital stock or equity interest of any Acquired Company;

(viii)        Contracts that involve aggregate payments in excess of $50,000 per annum;

(ix)           Contracts under which any Acquired Company is obligated to share any revenue, profit, income or cash flow with any third Person; and

(x)            Contracts, the termination of which, could result in any fee or penalty in excess of $25,000.

(d)           The Company has delivered or made available to the Purchaser a true and complete copy of each of the Material Contracts.

(e)           Except as set forth in Section 4.7(e)  of the Company Disclosure Schedule:

(i)            each Material Contract is in full force and effect and is legal, valid, binding and enforceable by the applicable Acquired Company(ies) in accordance with its terms, subject to (A) applicable bankruptcy, insolvency, reorganization, moratorium, and other Laws affecting the rights of creditors generally, and (B) the exercise of judicial discretion in accordance with general principles of equity;  and

(ii)           there does not exist under any Material Contract any default or condition or event that, after notice or lapse of time or both, would constitute a default on the part of any Acquired Company or, to the Company’s Knowledge, any other party to such Material Contract.

4.8          Intellectual Property Matters. (a) Section 4.8(a) of the Company Disclosure Schedule sets forth a complete and correct list of all Copyrights, Patents and Trademarks included in the

Owned Intellectual Property, identifying for each, as applicable, the serial number, registration number or application number.

(b)           Section 4.8(b) of the Company Disclosure Schedule sets forth a complete and correct list of all Inbound License Agreements, identifying for each: (i) the licensor(s) thereunder; and (ii) the Intellectual Property licensed thereunder.

(c)           Section 4.8(c) of the Company Disclosure Schedule sets forth a complete and correct list of all Outbound License Agreements, identifying for each: (i) the licensee(s) thereunder; (ii) the date thereof; and (iii) the Owned Intellectual Property licensed thereunder, to the extent such Owned Intellectual Property is not ProVision.

(d)           Section 4.8(d) of the Company Disclosure Schedule sets forth a complete and correct list of all License Agreements pursuant to which any rights in Intellectual Property are granted by an Acquired Company to any other Acquired Company, identifying for each: (i) the licensor(s) and the licensee(s) thereunder; (ii) the date thereof; and (iii) the Intellectual Property licensed thereunder.

(e)           Section 4.8(e) of the Company Disclosure Schedule sets forth a complete and correct list of all Owned Software, identifying for each all Third Party Software other than Mass-Market Software that is (i) required to be used in conjunction with such Owned Software in order for such Owned Software to function in accordance with its design specifications; or (ii) otherwise used by any Acquired Company in conjunction with such Owned Software in the Ordinary Course.

(f)            Section 4.8(f) of the Company Disclosure Schedule sets forth a complete and correct list of all Identifiers owned by, allocated to (in the case of ranges of internet protocol addresses and individual internet protocol addresses), or issued to (in the case of secure socket layer certificates and Software code signing certificates) any Acquired Company.

(g)           An Acquired Company owns all right, title and interest in and to the Owned Intellectual Property, free and clear of all Liens. The Owned Intellectual Property and the Licensed Intellectual Property have been duly maintained, is valid and subsisting, is in full force and effect and has not been cancelled, expired or abandoned.

(h)           All Owned Software and other works protectable by Copyright that are included in the Owned Intellectual Property were created, developed and authored by either (i) Employees within the scope of their employment; or (ii) Contractors who have assigned all of their rights to an Acquired Company pursuant to a written agreement. No material Owned Software was jointly developed with any third Person who has not assigned all of his, her or its rights to an Acquired Company pursuant to a written agreement.

(i)            None of the Owned Intellectual Property, and no other product, service or technology sold, licensed, offered for sale or license, or, to the Company’s Knowledge, under development by any Acquired Company, infringes, violates or dilutes, or interferes with, any Intellectual Property rights of any Person.

(j)            There is no pending or, to the Company’s Knowledge, threatened claim alleging that any Acquired Company, any Owned Intellectual Property, any Licensed Intellectual Property, or any other product, service or technology used, sold, licensed, offered for sale or license, or proposed to be developed, used, sold, licensed or offered for sale or license by any Acquired Company, infringes, violates, misappropriates or dilutes, or interferes with, any Intellectual Property rights of any Person and, to the Company’s Knowledge, there are no facts or circumstances that would reasonably be expected to provide a basis for any such claim.

(k)           There is no pending or, to the Company’s Knowledge, threatened claim challenging the validity or enforceability of any Inbound License Agreement or Outbound License Agreement and, to the Company’s Knowledge, there are no facts or circumstances that would reasonably be expected to provide a basis for any such claim.

(l)            No Acquired Company has brought or threatened a claim against any Person (i) alleging infringement, violation, misappropriation, or dilution of, or interference with, any Intellectual Property or any License Agreement; (ii) challenging any Person’s ownership or use of, or the validity or enforceability of, any Intellectual Property; or (iii) challenging the validity or enforceability of any License Agreement and, to the Company’s Knowledge, there are no facts or circumstances that would reasonably be expected to provide a basis for any claim described in the foregoing clauses (i)-(iii).

(m)          To the Company’s Knowledge, all Trademarks included in the Owned Intellectual Property are in use in the form appearing in, and in connection with the goods and services listed in, their respective registration certificates (with respect to registered Trademarks) or applications (with respect to unregistered Trademarks for which an application has been filed).

(n)           Section 4.8(n) of the Company Disclosure Schedule sets forth a complete and accurate description of the measures undertaken by the Acquired Companies to protect the confidentiality of the Source Code and the Trade Secrets included in the Owned Intellectual Property and the Licensed Intellectual Property, including requiring all Employees, Contractors and third Persons having access thereto to execute written non-disclosure agreements. No Trade Secrets included in the Owned Intellectual Property or the Licensed Intellectual Property have been disclosed or authorized to be disclosed to any third Person by any Person authorized to act on behalf any Acquired Company or, to the Company’s Knowledge, any other Person, other than pursuant to a written non-disclosure agreement; and, to the Company’s Knowledge, no third Person that is a party to any non-disclosure agreement with any Acquired Company is in breach or default thereof. Except for third party escrow agents holding Source Code pursuant to written escrow agreements, a true and complete list of which are set forth on Section 4.8(n) of the Company Disclosure Schedule, no Person other than an Acquired Company is in possession of any Source Code as a result of disclosure of such Source Code by any Person authorized to act on behalf any Acquired Company or, to the Company’s Knowledge, any other Person. No Acquired Company is bound by any agreement that will, or would reasonably be expected to, result in or require the disclosure or release of any Source Code to a third Person by any Acquired Company, any escrow agent(s), Purchaser or the Surviving Corporation.

(o)           Except as set forth on Section 4.8(o) of the Company Disclosure Schedule, no Owned Software is, includes, or is a derivative of, and no Related Software is, Software (i) for which the source code is in the public domain, or (ii) that includes “open source” code or is licensed pursuant to an “open source” license, including by way of example, but not in limitation, the GNU General Public License, the Mozilla Public License, the BSD License or the Apache Software License (any of the foregoing, “Open Source Materials”). No Acquired Company has (A) incorporated Open Source Materials into, or combined Open Source Materials with, any of the Owned Software, except as otherwise specifically described in Section 4.8(o) of the Company Disclosure Schedule; (B) distributed Open Source Materials in conjunction with any of the Company’s software or other intellectual property, except as otherwise specifically described in Section 4.8(o) of the Company Disclosure Schedule; or (C) used Open Source Materials in a manner that has given rise to any legally enforceable obligation on any Acquired Company to (x) disclose or distribute the source code of any Owned Software, (ii) grant any license for the purpose of making derivative works of any Owned Software, or (iii) redistribute at no charge any of the Owned Software.

(p)           In each Outbound License Agreement, no Acquired Company has made any warranty or representation in writing (other than as set forth in each Outbound License Agreement) as to the performance, functionality or capability of the Software licensed thereunder, except to state that such Software would perform in accordance with its published specifications and/or written documentation.

(q)           Except as set forth in Section 4.8(q) of the Company Disclosure Schedule, no Acquired Company has any obligation to provide any technical support or Software maintenance services to any third Person.

(r)            No current or former shareholder, partner, member, director, officer, Employee or Contractor of any Acquired Company has or will have, after giving effect to the transactions contemplated by this Agreement, any legal or equitable right, title or interest in or to, or any right to use, directly or indirectly, in whole or in part, any of the Owned Intellectual Property or Licensed Intellectual Property; provided that, for purposes of this Section 4.8(r), “Owned Intellectual Property” shall not include, in the case of each such natural Person, moral rights and rights of publicity and privacy relating to the use of the name, likeness, voice, signature and biographical information of such natural Person.

4.9          Litigation. There is no Action pending or, to the Company’s Knowledge, threatened against any Acquired Company or its properties (tangible or intangible) or any of  its directors, officers or Employees in their capacities as such. At no time in the last five years has any Government Entity provided any Acquired Company with a written notice challenging or questioning the legal right of any Acquired Company to conduct its operations as conducted at that time or as presently conducted. No Acquired Company is subject to any outstanding judgment, order, settlement or decree. To the Company’s Knowledge, no investigation of any Acquired Company by any Government Entity is pending or threatened.

4.10        Compliance with Laws. (a)Each Acquired Company is in material compliance with, and conducts its business in all material respects in accordance with, all Laws applicable thereto. No Acquired Company is at present charged with or, to the Company’s Knowledge, threatened with any charge concerning or, to the Company’s Knowledge, under any investigation with respect to, any violation of any provision of any Law. No Acquired Company is in violation of or in default under, and no event has occurred which, with the lapse of time or the giving of notice or both, would result in the violation of or default under, the terms of any judgment, order, settlement or decree.

(b)           Section 4.10(b) of the Company Disclosure Schedule lists all Permits required for the operation of the Business. The Acquired Companies have obtained and maintained all such Permits, all of which are in full force and effect.

4.11        Taxes. (a)Each Acquired Company has (i) duly and timely filed (or there has been filed on its behalf) with the appropriate Government Entities all Tax Returns required to be filed by such Acquired Company prior to the date hereof, and all such Tax Returns are true, correct and complete in material all respects; and (ii) timely paid (or provided adequate reserves in accordance with GAAP, consistently applied, on the applicable Acquired Company’s most recent books), or there has been paid on its behalf, all Taxes due from such Acquired Company.

(b)           Each Acquired Company has complied in all respects with all applicable Tax Laws relating to the payment and withholding of Taxes (including, without limitation, withholding of Taxes pursuant to Sections 1441 and 1442 of the Internal Revenue Code of 1986, as amended (the “Code”) and employment withholding Taxes) and has, within the time and in the manner prescribed by law withheld and paid over to the proper Government Entity all amounts required to be withheld and paid over under all applicable Tax Laws.

(c)           There are no Liens for Taxes upon the assets or properties of any Acquired Company.

(d)           No Acquired Company has requested any extension of time within which to file any Tax Return in respect of any taxable year which has not since been filed, and no outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any Taxes or Tax Returns has been given by or on behalf of any Acquired Company.

(e)           No federal, state, local or foreign audits, review, or other Actions (“Audits”) exist or, to the Company’s Knowledge, have been initiated with regard to any Taxes or Tax Returns of any Acquired Company, and no Acquired Company has received any notice of such an Audit.

(f)            All Tax deficiencies which have been claimed, proposed or asserted against any Acquired Company by any Government Entity have been fully paid or accrued on the Interim Balance Sheet or the Final Balance Sheet, and, to the Company’s Knowledge, there are no other Audits by any Government Entity in progress relating to any Acquired Company or the business of any Acquired Company, nor has any Acquired Company or, to the Company’s Knowledge, any stockholder, director or officer of any Acquired Company received any notice from any Government Entity that it intends to conduct such an Audit. No Acquired Company is subject to any private letter ruling of the Internal Revenue Service or any comparable ruling of any other Government Entity.

(g)           No Acquired Company is required to include in income for any period beginning after the Closing Date any adjustment (other than any adjustment the Tax on which is accrued (reserved) on the Final Balance Sheet) pursuant to (A) Section 481(a) of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law), by reason of any voluntary or involuntary change in accounting method (nor has any Government Entity proposed any such adjustment or change of accounting method); (B) any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law); (C) any deferred intercompany gain or any excess loss account described in the treasury regulations promulgated under Section 1502 of the Code (the “Treasury Regulations”) (or any corresponding or similar provision of state, local or foreign income Tax Law); (D) any installment sale or open transaction disposition made on or prior to the Closing Date; (E) any prepaid amount received on or prior to the Closing Date; or (F) the application of Section 263A of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) with respect to a Tax period ending on or prior to the Closing Date.

(h)           No power of attorney has been granted by or with respect to any Acquired Company for any matter relating to Taxes.

(i)            No Acquired Company is a party to any agreement, contract or arrangement that could result, separately or in the aggregate, in any payments by any of the Acquired Company, Purchaser, Merger Sub or any of their respective Affiliates that will not be fully deductible as a result of the provisions set forth in Sections 162(m) or 280G of the Code (or any corresponding provisions of state, local or foreign Tax Law) or would result in an excise Tax to the recipient of any such payment under Section 4999 of the Code.

(j)            No Acquired Company has requested or received a ruling or determination from any Government Entity or signed a closing or other agreement with any Government Entity, in either case with respect to Taxes.

(k)           No Acquired Company is a party to, bound by, or has any obligation under, any Tax sharing agreement, Tax indemnification agreement or similar contract or arrangement and, no Acquired Company has any potential Liability to any Person as a result of, or pursuant to, any such contract or agreement, other than tax indemnification obligations arising under an ordinary commercial contract such as a lease.

(l)            The Company has previously delivered or made available to the Purchaser complete and accurate copies of each of (i) all audit reports, letter rulings, technical advice memoranda and similar documents issued by a Government Entity relating to any Taxes due from or with respect to any Acquired Company; (ii) all income Tax Returns filed by every Acquired Company (or on its behalf) in the last three (3) years; and (iii) any closing agreements entered into by any Acquired Company with any Government Entity with respect to Taxes. The Company will deliver to the Purchaser all materials with respect to the foregoing for all matters arising after the date hereof.

(m)          No Acquired Company has been included in any “consolidated,” “unitary” or “combined” Tax Return with any Person other than another Acquired Company.

(n)           Since December 31, 2006, up to the Effective Time, no Acquired Company has incurred any liability for Taxes other than in the Ordinary Course.

(o)           No Acquired Company has taken any position on any Tax Return that could give rise to an understatement of United States federal income Tax liability within the meaning of Section 6662(d) of the Code.

(p)           No claim has been made by a Government Entity in a jurisdiction where any Acquired Company does not file Tax Returns to the effect that such Acquired Company is subject to taxation by that jurisdiction.

(q)           No Acquired Company is, nor has it at any time in the last five (5) years been, a “United States real property holding corporation” within the meaning of Section 897 of the Code.

(r)            Section 4.11(r) of the Company Disclosure Schedule discloses all jurisdictions outside the United States in which any Acquired Company has a permanent establishment, or, to the Company’s Knowledge, is subject to Tax.

(s)           No Acquired Company has distributed stock of another Person, nor has stock of any Acquired Company been distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(t)            This Section 4.11 contains all representations and warranties of the Company with respect to all matters involving Taxes or Laws with respect to Taxes; provided, however, that this Section 4.11(t) shall not limit in any way the representations and warranties set forth in Section 4.5.

(u)           The Company has not made a distribution of its assets that would cause the Merger to fail the “substantially all” test found in Code Section 368(a)(2)(D).

4.12        Environmental Matters. (a) No written notice, notification, demand, request for information, citation, summons, complaint or order has been received by, and no Action is pending or, to the Company’s Knowledge, threatened by any Person against, any Acquired Company, and in the last five years no penalty has been assessed against any Acquired Company with respect to any matters relating to or arising out of any Environmental Law or the presence of any Hazardous Materials at or on any real property owned or leased at any time by any Acquired Company (“Facility”). Each Acquired Company is in compliance with all Environmental Laws, there are no Liabilities of or relating to any Acquired Company that relate to or arise out of any Environmental Law, and there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such a Liability.

(b)           No Facility is being used or, to the Company’s Knowledge, has been used by any Acquired Company for the production, deposit, generation, transportation, storage, treatment, or disposal of any toxic, dangerous, or hazardous substances or pollutants in violation of applicable Law, including, but not limited to, nuclear fuel or waste and any Hazardous Materials. No Hazardous Materials were disposed of on, in, or at any Facility by any Acquired Company in violation of applicable Law.

(c)           This Section 4.12 contains all representations and warranties of the Company with respect to all matters involving environmental conditions or Environmental Laws; provided,

however, that this Section 4.12(c) shall not limit in any way the representations and warranties set forth in Section 4.5.

4.13        Insurance. (a) Section 4.13 of the Company Disclosure Schedule sets forth a true and complete list of all insurance policies or binders maintained by or for the benefit of any Acquired Company and its directors, officers, Employees, Contractors or agents (collectively, the “Company Insurance Policies”). The Company has delivered or made available to the Purchaser true and complete copies of the Company Insurance Policies.

(b)           The Acquired Companies have complied in all material respects with the provisions of the Company Insurance Policies. All Company Insurance Policies are in full force and effect and no premiums due and payable thereon are delinquent. No Company Insurance Policy provides for or is subject to any currently enforceable retroactive rate or premium adjustment, loss sharing arrangement or other actual or contingent liability arising wholly or partially out of events arising prior to the date hereof.

(c)           There exist no material claims under any Company Insurance Policy that have not been properly and timely submitted by an Acquired Company to its insurers. There are no pending material claims against any Company Insurance Policy by any Acquired Company as to which the insurers have denied liability.

(d)           The Company Insurance Policies are in amounts and have coverages required by any Material Contract. The insurance coverage provided by the Company Insurance Policies will not terminate or lapse by reason of the transactions contemplated by this Agreement and, immediately following the Closing Date, the Acquired Companies will continue to be covered under such policies for events occurring prior to the Closing Date.

4.14        Plans. (a) Section 4.14(a) of the Company Disclosure Schedule contains a true and complete list of each deferred compensation and each incentive compensation, stock purchase, stock option and other equity compensation plan, program, agreement or arrangement; each severance or termination pay, medical, surgical, hospitalization, life insurance and other “welfare” plan, fund or program (within the meaning of section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)); each profit-sharing, stock bonus or other “pension” plan, fund or program (within the meaning of section 3(2) of ERISA); and each other employee benefit plan, fund, program, agreement or arrangement, in each case, that is sponsored, maintained or contributed to or required to be contributed to during the preceding six (6) years by any Acquired Company or by any trade or business, whether or not incorporated (an “ERISA Affiliate”), that together with any Acquired Company would be deemed a “single employer” within the meaning of section 4001(b) of ERISA or Section 414(b), (c), (m) or (o) of the Code, or to which any Acquired Company or an ERISA Affiliate is party, whether written or oral, for the benefit of any Employee or former Employee (collectively, the “Plans”). Neither any Acquired Company nor any ERISA Affiliate has any commitment or formal plan, whether legally binding or not, to create any additional employee benefit plan or modify or change any existing Plan that would affect any Employee or former Employee.

(b)           With respect to each Plan, the Company has heretofore delivered to the Purchaser true and complete copies of the Plan and any amendments thereto (or if the Plan is not a written

Plan, a description thereof), any related trust or other funding vehicle, and any reports or summaries required under ERISA or the Code created or in effect within the past six (6) years. The Company has also heretofore delivered to the Purchaser the most recent determination letter received from, or opinion letter issued by, the Internal Revenue Service with respect to each Plan intended to qualify under section 401 of Code, and nothing has occurred that reasonably could result in the revocation of the qualified status of any such Plan or reasonably cause any trust maintained under any such Plan to fail to be exempt from taxation under section 501(a) of the Code. Each Plan intended to satisfy the requirements of section 501(c)(9) has satisfied such requirements.

(c)           None of the Plans is a “multiemployer plan,” as such term is defined in section 3(37) of ERISA, nor is any Plan subject to section 302 or Title IV of ERISA or section 412 of the Code. No liability under Title IV or section 302 of ERISA has been incurred by any Acquired Company or any ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a risk to any Acquired Company or any ERISA Affiliate of incurring any such liability, other than liability for premiums due the Pension Benefit Guaranty Corporation (which premiums have been paid when due).

(d)           Neither any Acquired Company, any Plan, any trust created thereunder, nor any trustee or administrator thereof has engaged in a transaction in connection with which any Acquired Company, any Plan, any such trust, or any trustee or administrator thereof, or any party dealing with any Plan or any such trust could be subject to either a civil penalty assessed pursuant to section 502(i) or 502(l) of ERISA or a tax imposed pursuant to section 4975 or 4976 of the Code. There are no excise Taxes payable with respect to any Plan under Subtitle D of the Code.

(e)           Each Plan has been operated and administered in all material respects in accordance with its terms and applicable law, including but not limited to ERISA and the Code. All annual reports required to be filed for any Plan with any Government Entity have been timely filed and all disclosures and notices to the participants and beneficiaries of any Plan required by Law have been timely delivered. All contributions required to be made to any Plan have been timely made and all benefits due under any Plan have been timely paid.

(f)            No Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for Employees or former Employees for periods extending beyond their retirement or other termination of service, other than (i) coverage mandated by applicable law, including, but not limited to the requirements under Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code; (ii) death benefits under any “pension plan”; or (iii) benefits the full cost of which is borne by the current or former Employee (or his beneficiary).

(g)           The consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (i) entitle any current or former Employee or any ERISA Affiliate to severance pay, unemployment compensation or any other payment, except as expressly provided in this Agreement; or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such Employee; or (iii) result in any payments or benefits that are not fully deductible under Sections 162(a)(1), 162(m) and 280G of the Code, as applicable.

(h)           There are no pending, or, to the Company’s Knowledge, threatened or anticipated claims or litigation by or on behalf of any Plan, by any Employee or beneficiary covered under any such Plan, or otherwise involving any such Plan (other than routine claims for benefits) for the benefit of any current or former Employee, Contractor or director, nor are there any pending or, to the Company’s Knowledge, threatened Actions by any Government Entity against any Plan.

(i)            Except as set forth in Section 4.14(i) of the Company Disclosure Schedule, no Acquired Company has, or has ever had, any obligation to maintain, establish, sponsor, participate in, or contribute to any plan, program or arrangement for the benefit of any Employee, former Employee, director or former director, or Contractor or former Contractor any Acquired Company or any ERISA Affiliate who performs services outside the United States.

(j)            Any Plan which is a nonqualified deferred compensation plan subject to Code Section 409A has been operated in good faith compliance with Code Section 409A, and the transactions contemplated by this Agreement will not cause any such Plan to violate Code Section 409A.

4.15        Labor and Employment Matters. (a) Section 4.15(a) of the Company Disclosure Schedule: (i) sets forth a true and complete list of all Employees as of the Execution Date, (ii) identifies the Acquired Company by whom each such Employee is employed, and (iii) states each such Employee’s current rate of pay, 2006 bonus, current accrued leave, and other compensation paid or payable in 2007.

(b)           Section 4.15(b) of the Company Disclosure Schedule: (i) sets forth a true and complete list of all Contractors engaged as of the Execution Date, (ii) identifies the Acquired Company by whom each such Contractor is engaged, (iii) states each such Contractor’s current rate of pay, and (iv) provides a brief description of the services provided by such Contractor and, if such Contractor is primarily assigned to provide services to particular Customer(s) of the Business, the name(s) of such Customer(s).

(c)           There is/are no:

(i)            collective bargaining agreements to which any Acquired Company is a party or otherwise bound;

(ii)           labor unions representing any employees of any Acquired Company;

(iii)          to the Company’s Knowledge, overt organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened by employees of any Acquired Company;

(iv)          unfair labor practice complaints against any Acquired Company pending before the National Labor Relations Board or other applicable regulatory agency;

(v)           labor disputes currently subject to any grievance procedure, arbitration or litigation with respect to any employee of any Acquired Company;

(vi)          pending or, to the Company’s Knowledge, threatened strike, slowdown, work stoppage, lockout or other collective labor action or dispute by or with respect to any employees of any Acquired Company;

(vii)         pending or, to the Company’s Knowledge, threatened claim, audit, litigation, government investigation, administrative proceeding or arbitration against any Acquired Company involving any matter related to employment including, but not limited to, claims of discrimination, claims of unpaid wages, claims of violations of the Family and Medical Leave Act, claims of wrongful discharge, claims of unfair labor practices, workers’ compensation claims, and claims related to occupational safety and health law; or

(viii)        written personnel policy, rule or procedure applicable to employees of any Acquired Company, except as set forth in Section 4.15(c) of the Company Disclosure Schedule.

(d)           Each Acquired Company has at all times properly classified its employees as employees and its independent contractors as independent contractors, as applicable. Each Acquired Company has at all times properly classified its employees as exempt or non-exempt for purposes of the Fair Labor Standards Act. Each Acquired Company has at all times for each of its employees properly withheld and paid all applicable taxes and all other withholdings required by law.

(e)           All employment terminations effectuated by any Acquired Company including, but not limited to, layoffs, were effectuated in material compliance with all laws, statutes, regulations or ordinances governing employment or separation from employment including, but not limited to, the Age Discrimination In Employment Act (29 U.S.C. §§ 626 et seq., “ADEA”), Title VII of the Civil Rights Acts of 1964 and 1991 as amended (42 U.S.C. §§ 2000e et seq.), the Consolidated Omnibus Budget Reconciliation Act of 1985 (29 U.S.C. §§ 1161 et seq.), the Americans With Disabilities Act (42 U.S.C. §§ 12101 et seq.), the Rehabilitation Act of 1973 (29 U.S.C. §§ 701 et seq.), the Family and Medical Leave Act (29 U.S.C. §§ 2601 et seq.), the Fair Labor Standards Act (29 U.S.C. §§ 201 et seq.), ERISA and the Worker Adjustment and Retraining Act, Public Law 100-379, to the extent applicable.

4.16        Property. (a) No Acquired Company owns any interest in any real property except for the Leased Real Property.

(b)           The Acquired Companies own all the properties and assets that they purport to own (collectively, the “Tangible Assets”). The Acquired Companies have good and marketable title to all of the Tangible Assets, free and clear of all Liens.

(c)           The Tangible Assets are in good operating condition and repair, and are adequate for the uses to which they are being put, normal wear and tear excepted.

4.17        Broker, Finder or Advisor Fees. There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of any Acquired Company, any holder of any equity securities of any Acquired Company (individually or with others) who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

4.18        Related Party Transactions. (a) No employee, officer, director or stockholder of any Acquired Company or Affiliate of any employee, officer, director or stockholder of any Acquired Company is currently indebted to any Acquired Company, nor is any Acquired Company indebted (or committed to make loans or extend or guarantee credit) to any of such individuals.

(b)           Other than with any Subsidiary of the Company, to the Company’s Knowledge, as of the date hereof, no employee, officer, director or stockholder of any Acquired Company or Affiliate of any employee, officer, director or stockholder of any Acquired Company has any direct or indirect ownership interest in any firm or corporation (i) with which any Acquired Company is affiliated, or (ii) with which any Acquired Company has a material business relationship, provided, however, that the foregoing representation in this Section 4.18(b) shall not apply in cases where an employee, officer, director or stockholder of an Acquired Company or Affiliate of such employee, officer, director or stockholder owns stock in an amount less than 1% of the outstanding capital stock of a publicly traded company.

(c)           To the Company’s Knowledge, no employee, officer, director or stockholder of any Acquired Company or Affiliate of any employee, officer, director or stockholder of any Acquired Company is directly or indirectly interested in any Material Contract or has or claims to have any interest in the Company Intellectual Property.

4.19        Acquisitions. Section 4.19 of the Company Disclosure Schedule sets forth each acquisition, by means of asset purchase, assignment, merger, consolidation or other similar transaction, of a Person or a material portion of the assets of any Person, by any Acquired Company at any time in the five (5) years immediately preceding the Execution Date.

4.20        Securities Law Matters. To the Company’s Knowledge, each Company Stockholder is acquiring the shares of Series AA Stock included in the Merger Consideration for his/her/its own account and not with a view toward distribution within the meaning of Section 2(11) of the Securities Act of 1933, as amended.

4.21        Status of Series AA Stock. The Company and each of the Principal Stockholders acknowledges that the securities Purchaser expects to issue to investors in the Equity Round will have rights, privileges and preferences that will be senior to the Series AA Stock with respect to, among other things, dividends and rights upon liquidation.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

OF THE PURCHASER AND THE MERGER SUB

Information disclosed in the Purchaser Disclosure Schedule is not necessarily limited to the information required to be disclosed so that the representations and warranties of the parties are true, but may also contain other information provided informational purposes only. The inclusion of such additional information shall not be construed to imply that other similar information is also included or as an admission that such information is material. The Purchaser and the Merger Sub hereby represent and warrant to the Company that, except as set forth in the Purchaser Disclosure Schedule attached hereto as Appendix J (the “Purchaser Disclosure Schedule”) the following statements contained in this ARTICLE V are true as of the date hereof (or, if made as of a specified date, as of such date) and as of the Closing Date, as follows:

5.1          Organization and Good Standing. (a) Each of Purchaser and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Maryland and has the requisite power and authority and, to their Knowledge, all Permits required to own, operate and lease its properties and assets and to conduct its respective business as it is now being owned, operated, leased and conducted. Each of Purchaser and Merger Sub is duly qualified or licensed to do business as a foreign corporation, and is in good standing as a foreign corporation, in every jurisdiction in which its ownership of property or the character of its business requires such qualification, except where the failure to so qualify or to be in good standing would not reasonably be expected to have a Material Adverse Effect.

(b)           Section 5.1(b) of the Purchaser Disclosure Schedule sets forth a complete, true and correct list of all Subsidiaries of Purchaser (other than Merger Sub), along with the jurisdiction of incorporation or organization of each. Each Subsidiary listed in Section 5.1(b) of the Purchaser Disclosure Schedule:

(i)            is duly incorporated or organized (as applicable), validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, and has the requisite power and authority and all Permits and Approvals required to own, operate and lease its properties and assets and to conduct its business as it is now being owned, operated, leased and conducted; and

(ii)           is duly qualified or licensed to do business as a foreign entity, and is in good standing as a foreign entity, in every jurisdiction in which its ownership of property or the character of its business requires such qualification, except where the failure to so qualify or to be in good standing would not reasonably be expected to have a Material Adverse Effect.

(c)           Purchaser has heretofore made available to the Company a true and complete copy of the Organizational Documents of Purchaser. No Purchaser Company is in material violation of any provision of its Organizational Documents.

5.2          Corporate Power and Authority.

(a)           Each of the Purchaser and the Merger Sub has the requisite corporate power and authority to execute and deliver this Agreement, perform its obligations hereunder and consummate the transactions contemplated hereby.

(b)           The execution and delivery of this Agreement by each of Purchaser and Merger Sub, the performance by Purchaser and Merger Sub of their respective obligations hereunder and the consummation by Purchaser and Merger Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Purchaser and Merger Sub.

This Agreement and each other agreement contemplated hereby to which Purchaser is a party constitutes the legal, valid and binding obligation of each of Purchaser and Merger Sub, enforceable against Purchaser and Merger Sub in accordance with its terms, except as limited by bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or other similar laws relating to or affecting the enforcement of creditors’ rights generally, and subject to general principles of equity, regardless of whether such enforceability is considered in a proceeding at law or in equity or in an action for specific performance.

5.3          No Conflict. (a) Except as set forth in Section 5.3(a) of the Purchaser Disclosure Schedule, neither the execution and delivery of this Agreement by Purchaser or Merger Sub, the performance by Purchaser or Merger Sub of their respective obligations hereunder, nor the consummation by Purchaser or Merger Sub of the transactions contemplated hereby, will

(i)            assuming receipt of the Purchaser Stockholder Approval, contravene any provision of the Organizational Documents of Purchaser or Merger Sub;

(ii)           assuming receipt of the Purchaser Stockholder Approval and the respective filings of the Maryland Articles and Michigan Certificate, violate any Law applicable to Purchaser or Merger Sub;

(iii)          result in the creation or imposition of any Lien on any property held by Purchaser or Merger Sub;

(iv)          require any consent or other action by any Person under, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or give rise to any right of termination, change of control rights, cancellation, modification or acceleration of any right or obligation of Purchaser or Merger Sub or a loss of any benefit to which Purchaser or Merger Sub is entitled under any contract that is material to its business.

(b)           Except for the respective filings of the Maryland Articles and Michigan Certificate, no declaration, filing or registration with, notice to, nor Approval of, any Government Entity is required to be made, obtained or given by or with respect to Purchaser or Merger Sub in connection with the execution and delivery of this Agreement by Purchaser and Merger Sub, the performance by Purchaser and Merger Sub of their respective obligations hereunder or the consummation by Purchaser and Merger Sub of the transactions contemplated hereby.

5.4          Capitalization. (a) As of the Closing Date, the authorized capital stock of Merger Sub consists solely of 100 shares of common stock, no par value per share, all of which are outstanding and issued to Purchaser.

(b)           As of the Closing Date, the authorized capital stock of Purchaser will consist of: 216,657,212 shares, divided as follows (without regard to shares of Stock Consideration to be issued pursuant to the Merger):

(i)            120,000,000 shares of common stock, par value $0.01 per share, of which 28,125 shares will be issued and outstanding as of the Closing Date;

(ii)           96,657,212 shares of preferred stock, par value $0.01 per share, of which:

(A)          71,012,991 shares are designated as Series AA Stock, of which 48,168,081 shares will be issued and outstanding as of the Closing Date,

(B)           6,800,000 shares are designated as Series BB Convertible Preferred Stock, none of which will be issued and outstanding as of the Closing Date; and

(C)           18,844,221 shares are designated as Series CC Convertible Preferred Stock, of which 17,871,149 shares will be issued and outstanding as of the Closing Date.

(c)           All of the issued and outstanding equity securities of Purchaser are, and all shares of Series AA Stock included in the Merger Consideration will be upon delivery by Purchaser, validly issued, fully paid and nonassessable, issued in compliance with all applicable Laws concerning the issuance of securities and free of preemptive rights. No shares of Purchaser’s capital stock are held as treasury shares.

(d)           Section 5.4(d) of the Purchaser Disclosure Schedule sets forth a true and complete list, as of the Execution Date, of all stock purchase, stock option and other equity compensation plans of Purchaser (each, a “Purchaser Equity Plan”).

(e)           Section 5.4(e) of the Purchaser Disclosure Schedule sets forth a true and complete list, as of the Execution Date, of each outstanding option to purchase shares of capital stock of Purchaser, identifying for each (i) the name of the option holder, (ii) the class/series of capital stock, and the number of shares, such holder is entitled to purchase pursuant to such option, (iii) the exercise price per share of such option, and (iv) if applicable, the Purchaser Equity Plan under the option was granted.

(f)            Section 5.4(f) of the Purchaser Disclosure Schedule sets forth a true and complete list, as of the Execution Date, of all outstanding restricted stock and restricted stock unit (“RSU”) awards under Purchaser Equity Plans, identifying for each (i) the name of the awardee, (ii) the number of shares of restricted stock or the number of RSUs, as applicable, included in the award, and (iii) if applicable, the Purchaser Equity Plan under the restricted stock or RSUs were granted.

(g)           Section 5.4(g) of the Purchaser Disclosure Schedule sets forth a true and complete list, as of the Execution Date, of each outstanding warrant to purchase shares of capital stock of Purchaser, identifying for each (i) the name of the warrant holder, (ii) the class/series of capital stock, and the number of shares, such holder is entitled to purchase pursuant to such warrant, and (iii) the stated exercise price per share of such warrant (without regard to any adjustments thereto that may have occurred after the issuance of such warrant).

(h)           Except as set forth in Sections 5.4(a) through 5.4(g) and except as set forth in the Purchaser Stockholders Agreement, there are not any equity securities of any Purchaser Company issued or outstanding or any options, warrants, subscriptions, calls, rights, convertible securities or other agreements or commitments obligating any Purchaser Company to issue, transfer, sell, redeem, repurchase or otherwise acquire any shares of its capital stock or securities, other than in connection with the Equity Round.

(i)            Except for the Third Amended and Restated Registration Rights Agreement of Purchaser, dated as of October 5, 2005, as amended, and the New Registration Rights Agreement, there are no agreements or arrangements pursuant to which any Acquired Company is or could be required to register shares of Company Common Stock or any other securities under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

(j)            The gross proceeds of the Equity Round (after both the initial closing and the additional closing thereof) will be no less than $30,000,000.

5.5          Purchaser Financial Statements. A true and complete copy of the Purchaser Financial Statements is attached as Section 5.5 of the Purchaser Disclosure Schedule. The Purchaser Financial Statements have been prepared in accordance with GAAP, consistently applied throughout the periods indicated. Each of the balance sheets included in the Purchaser Financial Statements fairly presents in all material respects the financial position of the Purchaser Companies as of the date of such balance sheet, and each of the statements of income and statements of cash flows included in the Purchaser Financial Statements fairly presents in all material respects the results of operations of the Purchaser Companies for the periods set forth therein.

5.6          Litigation. There is no Action pending or, to Purchaser’s Knowledge, threatened against any Purchaser Company or its properties (tangible or intangible) or any of  its directors, officers or employees in their capacities as such. At no time in the last five years has any Government Entity provided any Purchaser Company with a written notice challenging or questioning the legal right of any Purchaser Company to conduct its operations as conducted at that time or as presently conducted. No Purchaser Company is subject to any outstanding judgment, order, settlement or decree. To the Purchaser’s Knowledge, no investigation of any Purchaser Company by any Government Entity is pending or threatened.

5.7          Compliance With Laws. Each Purchaser Company is in compliance in all respects with, and conducts its business in all respects in accordance with, all Laws applicable thereto. No Purchaser Company is at present charged with or, to Purchaser’s Knowledge, threatened with any charge concerning or, to the Purchaser’s Knowledge, under any investigation with respect to, any violation of any provision of any Law. No Purchaser Company is in violation of or in default under, and no event has occurred which, with the lapse of time or the giving of notice or both, would result in the violation of or default under, the terms of any judgment, order, settlement or decree. The Purchaser Companies have obtained and maintained all Permits required for the operation of their business, all of which are in full force and effect.

5.8          Broker, Finder or Advisor Fees. There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of any Purchaser Company, any holder of any equity securities of any Purchaser Company (individually or with others) who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

5.9          Taxes.

(a)           Merger Sub is a corporation (i) newly formed solely for the purpose of participating in the Merger and (ii) all of the issued and outstanding stock of which is, has at all times been, and will at all times through the Date of the Merger be, owned by Parent. There are no options or other rights to acquire any shares of Merger Sub. At no time prior to the Merger has Merger Sub had assets (other than nominal assets contributed upon the formation of Merger Sub, which assets will be held by Merger Sub following the Merger) or business operations.

(b)           Following the Merger, Purchaser intends to cause Merger Sub to continue the “historic business” of each of the Acquired Companies or use a significant portion of the “historic business assets” of each of the Acquired Companies in a business (as such terms are defined in  Section 1.368-1(d) of the Treasury Regulations).

(c)           Purchaser has no plan or intention, as a part of any overall transaction which includes the Merger, to liquidate Merger Sub, merge Merger Sub with or into another corporation which is the survivor, sell or otherwise dispose of any of the stock of Merger Sub, cause or allow Merger Sub either to issue stock or options, warrants, or other rights to acquire stock in Merger Sub or to distribute to Purchaser or otherwise dispose of any  assets held by any of the Acquired Companies immediately before the Merger, or cause or allow Merger Sub to sell or otherwise dispose of any of the assets held by any of the Acquired Companies immediately before the Merger, except for dispositions made in the ordinary course of business and transfers of assets permitted under Section 368(a)(2)(C) of the Code or Treasury Regulation Section 1.368-2(k). Purchaser may transfer the stock of Merger Sub to a controlled subsidiary of Purchaser (as defined in Section 368(c) of the Code) after the Merger in a manner permitted under Section 368(a)(2)(C) of the Code or Treasury Regulation Section 1.368-2(k).

(d)           Purchaser has no plan or intention to, and will not in connection with the Merger, acquire or redeem any of the Stock Consideration issued in the Merger, either directly or through any transaction, agreement or arrangement with any other person, provided however, that Purchaser may adopt or continue an open market stock repurchase program that satisfies the requirements of Revenue Ruling 99-58, 1999-2 C.B. 701. To Purchaser’s Knowledge, no person related to Purchaser (as defined in Treasury Regulation Section 1.368-1(e)) has a plan or intention to, and no such person will, in connection with the Merger, acquire or redeem any of the Stock Consideration issued in the Merger, either directly or through any transaction, agreement or arrangement with any other person. A corporation is considered related to the Purchaser under Treasury Regulation Section 1.368-1(e) if: (i) Purchaser and the corporation in question are members of the same affiliated group as defined in Section 1504 of the Code (determined without regard to Section 1504(b)) or (ii) a purchase of the stock of Purchaser by the corporation in question or the purchase of the stock of the corporation in question by Purchaser would be treated as a distribution in redemption of the stock of the first corporation under

Section 304(a)(2) of the Code (determined without regard to Treasury Regulation Section 1.1502-80(b)). In addition, a corporation will be treated as related to Purchaser if a relationship described in the preceding sentence: (i) exists immediately before or immediately after the Merger or (ii) the relationship is created in connection with the Merger. For purposes of this Agreement, a person is considered to own or acquire stock owned or acquired (as the case may be) by a partnership in which such person is a partner in proportion to such person’s interest in the partnership.

(f)            Immediately before the Effective Time, Purchaser will not be an “investment company” within the meaning of Section 368(a)(2)(F)(iii) of the Code.

(g)           Neither the Merger Sub nor Purchaser is under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code. On the date of the Merger, the fair market value of the assets of Merger Sub will exceed the sum of its liabilities, and the fair market value of the assets of Purchaser will exceed the sum of its liabilities.

(h)           The Purchaser will not use any cash acquired from any of the Acquired Companies in the Merger to pay any of the Cash Consideration or to pay any expenses incurred by Purchaser or Merger Sub in the Merger and, except as otherwise specifically contemplated under this Agreement, will use such cash to pay expenses, if any, incurred by any of the Acquired Companies in connection with the Merger.

ARTICLE VI

COVENANTS OF THE PARTIES

6.1          Conduct of the Company’s Business. From the date of this Agreement until earlier of the Closing or the termination of this Agreement, the Company shall conduct its business (and cause each other Acquired Company to conduct its business) in the Ordinary Course, except as otherwise specifically permitted by this Agreement or as reasonably required in order to complete the transactions contemplated by this Agreement or for the Company to perform its obligations under this Agreement or any related agreement, and use commercially reasonable efforts to preserve intact its business organizations and relationships with third parties. Without limiting the generality of the foregoing, from the date of this Agreement until the earlier of the Closing or the termination of this Agreement, except as otherwise specifically permitted by this Agreement or as reasonably required in order to complete the transactions contemplated by this Agreement or for the Company to perform its obligations under this Agreement or any related Agreement, the Company shall refrain from doing (and shall cause each other Acquired Company not to do) any of the following (in the case of each Acquired Company other than the Company, substituting “Acquired Company” for “Company” in the following clauses) without the prior written consent of the Purchaser:

(a)           adopting or proposing any change in any of the Organizational Documents of any Acquired Company;

(b)           adopting a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(c)           issuing or selling any shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock of any class or series of the Company;

(d)           (i) splitting, combining, subdividing or reclassifying the Company’s outstanding shares of capital stock, or (ii) declaring, setting aside or paying any dividend or other distribution payable in stock or property with respect to the Company’s capital stock (although nothing herein shall be deemed to preclude the Company from declaring cash dividends through the day immediately prior to the Closing Date);

(e)           redeeming, purchasing or otherwise acquiring directly or indirectly any shares of capital stock of the Company;

(f)            amending the terms (including the terms relating to accelerating the vesting or lapse of repurchase rights or obligations) of any employee or director stock options or other stock-based awards;

(g)           (i) granting any severance or termination pay to (or amend any such existing arrangement with) any director, officer or employee of the Company, (ii) entering into any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer or employee of the Company, (iii) increasing any benefits payable under any existing severance or termination pay policies or employment agreements, (iv) increasing (or amending the terms of) any compensation, bonus or other benefits payable to directors, officers or employees of the Company outside of the Ordinary Course, or (v) permitting any director, officer or employee who is not already a party to an agreement or a participant in a plan providing benefits upon or following a “change in control” to become a party to any such agreement or a participant in any such plan (although nothing herein shall be deemed to preclude the Company from paying any bonuses or other compensation due and owing to the employees of the Company prior to the Closing in the Ordinary Course);

(h)           acquiring any material assets or property of any other Person except in the Ordinary Course;

(i)            selling, leasing, licensing or otherwise disposing of any material assets or property except pursuant to existing contracts or commitments or except in the Ordinary Course;

(j)            except for any such change which is required by reason of a concurrent change in GAAP, changing any method of accounting or accounting practice used by the Company;

(k)           entering into any joint venture, partnership or other similar arrangement;

(l)            taking any action that would make any representation or warranty of the Company herein inaccurate in any material respect at, or as of any time prior to, the Closing Date;

(m)          making or changing any Tax election, settle any audit or file any amended Tax Returns unless required by applicable Law or unless (x) the Company has given Purchaser prior written notice of such settlement or amended Tax Return, which notice shall include a reasonably complete description of all material terms of such settlement or the reasons for filing such amended Tax Return, as the case may be, and (y) doing so will not affect the Tax liability of any of the Parties for any period commencing after the date of the Merger;

(n)           incurring, issuing or assuming any indebtedness, other than ordinary trade payables incurred in the Ordinary Course (it being understood and agreed that the accrual of interest with respect to indebtedness in existence on the date of this Agreement shall not be deemed to be incurrence of indebtedness);

(o)           terminating or materially amending any of the Company’s Material Contracts, except in the Ordinary Course;

(p)           entering into any new Material Contract other than in the Ordinary Course;

(q)           incurring any obligation, the terms of which would be violated by the consummation of the transactions contemplated herein;

(r)            making, authorizing or entering into any agreement with respect to any capital expenditures other than capital expenditures not exceeding $50,000 individually or in the aggregate;

(s)           making any loans, advances or capital contributions to, or investments in, any other Person other than in the Ordinary Course;

(t)            mortgaging or pledging any of the Company’s assets or properties, tangible or intangible, or creating any Lien with respect to any such asset or property;

(u)           entering into any agreement or arrangement that could limit or otherwise restrict the Company from engaging or competing in any line of business or in any geographic area;

(v)           terminating any employee or independent contractor of any Acquired Company without cause;

(w)          hiring any Person as an employee, or engaging any Person as an independent contractor, of any Acquired Company, except in the Ordinary Course (for purposes of this clause (w), “Ordinary Course” includes by way of example, but not in limitation, hiring an employee or engaging an independent contractor for the purpose of replacing an Employee or independent contractor who has voluntarily resigned);

(x)            distributing any cash after the close of business on the day immediately preceding the Closing Date; and

(y)           agreeing or committing to do any of the foregoing.

6.2          Intentionally reserved.

6.3          Intentionally reserved.

6.4          Delivery of Information to Stockholders; “Blue Sky” Matters. (a) The Company shall prepare such informational documents (the “Proxy Materials”) to solicit the proxies or written consents of such Company Stockholders as are necessary to obtain the Company Stockholder Approval. The Company shall provide to the Purchaser drafts of the Proxy Materials and any materials to be delivered to Company Stockholders in connection herewith, and shall not deliver any such materials to any Company Stockholder without the prior written consent of Purchaser, which consent shall not be unreasonably withheld. The Company shall incorporate into the Proxy Materials such information as Purchaser shall provide for the purpose of providing disclosure to Company Stockholders about the business and financial condition of Purchaser.

(b)           Purchaser shall obtain all necessary state securities law or “Blue Sky” Approvals required to carry out the transactions contemplated hereby, and the Company shall furnish all information about the Acquired Companies and the Company Stockholders as may be reasonably requested by Purchaser in connection with such action.

(c)           Prior to the Closing, the Company shall obtain from each Company Stockholder, and deliver to Purchaser, an Accredited Investor Questionnaire in form and substance reasonably satisfactory to Purchaser and the Company (each, an “Investor Questionnaire”).

6.5          No Solicitation. (a) Neither the Company nor any Principal Stockholder will permit or authorize any of its respective Representatives to, directly or indirectly, take any of the following actions with any Person other than the Purchaser without the prior written consent of the Purchaser: (i) solicit, initiate, facilitate or encourage, or furnish information with respect to the Company, in connection with any inquiry, proposal or offer with respect to any merger, consolidation or other business combination involving the Company or the acquisition of all or a substantial portion of the assets of, or any securities of, the Company (an “Alternative Transaction”); (ii) negotiate, discuss, explore or otherwise communicate or cooperate in any way with any third Person with respect to any Alternative Transaction; or (iii) enter into any agreement, arrangement or understanding with respect to an Alternative Transaction or requiring the Company to abandon, terminate or refrain from consummating a transaction with the Purchaser.

(b)           The Company and each Principal Stockholder shall, and shall use its commercially reasonable efforts to cause its Representatives to, notify the Purchaser orally and in writing immediately upon receipt of any written offer with respect to an Alternative Transaction, including the identity of the Person (a “Potential Acquirer”) making such offer and stating the terms thereof, and shall thereafter immediately inform the Purchaser of any change in the status of any discussions or negotiations with such Potential Acquirer and any changes to the terms and conditions of such Alternative Transaction and shall promptly give the Purchaser a copy of any business or financial information related to the Company delivered to such Person which has not previously been reviewed by the Purchaser.

(c)           The Company and each Principal Stockholder shall immediately cease any discussions or negotiations existing as of the date hereof with any third Person relating to any proposed Alternative Transaction, and shall request that all confidential information furnished on behalf of the Company to any such Persons be returned.

(d)                                 The Company Board shall not (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to the Purchaser, the approval or recommendation by such Company Board of the transactions contemplated by this Agreement; (ii) approve or recommend, or propose to approve or recommend, any Alternative Transaction, or (iii) cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Alternative Transaction.

6.6                               Access to Information. At all times prior to the earlier of Closing Date or the termination of this Agreement, the Company will permit the Purchaser and/or its Representatives to perform due diligence, to examine the contracts, books, records and other information of Company, including, without limitation, all Material Contracts, and make copies thereof at such reasonable times as Purchaser or its Representatives may request by reasonable prior notice to Company (which notice may be oral) in a manner so as not to interfere with the normal business operations of Company.

6.7                               Stockholders’ Agent. (a) By virtue of the approval of this Agreement and the Merger by the requisite vote of the Company Stockholders, each Company Stockholder (other than such Company Stockholder, if any, holding Dissenting Shares) shall be deemed to have agreed to appoint Ron Pellegrino as the agent of the Company Stockholders (the “Stockholders’ Agent”) for and on behalf of the Company Stockholders, and such Stockholders’ Agent shall have such authority as granted herein, be constituted and appointed as such to give and receive notices and communications, to authorize delivery to any party of funds from the Escrowed Cash and/or shares from the Escrowed Shares in satisfaction of claims by such party, to object to such deliveries, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all actions necessary or appropriate in the judgment of the Stockholders’ Agent for the accomplishment of the foregoing. Such agency may be changed from time to time upon prior written notice to Purchaser. No bond shall be required of the Stockholders’ Agent, and the Stockholders’ Agent shall receive no compensation for his services. Notices or communications to or from the Stockholders’ Agent shall constitute notice to or from each of the Company Stockholders.

(b)                                 The Stockholders’ Agent shall not be liable to any Company Stockholder for any act done or omitted hereunder as the Stockholders’ Agent while acting in good faith and in the exercise of reasonable judgment, even though such act or omission constitutes negligence on the part of the Stockholders’ Agent, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. The Stockholders’ Agent shall only have the duties expressly stated in this Agreement and shall have no other duty, express or implied. The Stockholders’ Agent may engage attorneys, accountants and other professionals and experts as it determines necessary. The Stockholders’ Agent may in good faith rely conclusively upon information, reports, statements and opinions prepared or presented by such professionals, and any action taken by the Stockholders’ Agent based on such reliance shall be deemed conclusively to have been taken in good faith and in the exercise of reasonable judgment. The Stockholders’ Agent will serve without compensation.

6.8                               Confidentiality. Each Party agrees that all disclosures of information by another Party in connection with this Agreement or the transactions contemplated hereby shall be governed by that certain Nondisclosure Agreement between the Company and Purchaser dated January 26, 2007 (the “Confidentiality Agreement”), which is incorporated herein by reference.

6.9                               Publicity. At the proper time, as determined by the Parties in good faith consultation with each other, the Parties may issue a press release or make a public statement concerning this Agreement and the related transactions containing disclosure which is mutually agreeable to the Parties; provided, that prior to the issuance of a press release, no Party hereto shall make any announcement of such transaction or disclose the existence of and/or particulars of any negotiations related thereto, including, but not limited to, the terms, conditions, consideration to be paid or other facts related to this Agreement and the related transactions, except to the extent that, in the reasonable judgment of the Purchaser upon advice of counsel, public disclosure is required by applicable Law, in which case, to the extent practicable, the parties will use their reasonable best efforts to reach mutual agreement on disclosure language prior to making such disclosure

6.10                        Expenses. The Purchaser and the Company shall each bear their own expenses (including those of their Representatives, in accordance with their separate agreements with their Representatives) incurred by any of them in connection with this Agreement and the transactions contemplated herein; provided, however that Purchaser will also bear all Taxes directly incurred by the Company in connection with this Agreement and the transactions contemplated hereby (other than any Taxes incurred by the Company primarily as a result of actions by the Company or any Company Stockholder prior to the Effective Time in violation of this Agreement or which constitute a breach or inaccuracy of any representation and warranty of the Company herein) in the event that the transactions contemplated by this Agreement are consummated. Without limiting the generality of the foregoing, all transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred by the Purchaser or the Company in connection with the consummation of the transactions contemplated by this Agreement shall be paid by Purchaser when due, and Purchaser will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges, and, if required by applicable law, the Parties will, and will cause their Affiliates to, join in the execution of any such Tax Returns and other documentation.

6.11                        Other Actions. Subject, in the case of the Company, to its fiduciary duties as determined in good faith by the Company Board in consultation with outside counsel, each of the Parties shall use their commercially reasonable efforts to cause the fulfillment at the earliest practicable date of all of the conditions to the Parties’ respective obligations to consummate the transactions contemplated by this Agreement and to cause the Closing to occur.

6.12                        Intentionally reserved.

6.13                        Summary of Consideration. Appendix P attached hereto sets forth for each Company Stockholder (a) whether the Company Stockholder is an Accredited Holder or a Non-Accredited Holder; (b) the number of shares of Company Common Stock held by such Company Stockholder; (c) the amount of Initial Cash Consideration, if any, to be paid to such Company Stockholder in accordance herewith; and (d) the amount of Initial Stock Consideration, if any, to be paid to such Company Stockholder in accordance herewith.

ARTICLE VII

CONDITIONS TO THE OBLIGATIONS

OF THE PURCHASER AND THE MERGER SUB

The obligations of the Purchaser and the Merger Sub to consummate the transactions contemplated by this Agreement at the Closing are subject to the satisfaction, at or prior to the Closing, of the conditions set forth in this ARTICLE VII, unless waived in writing by the Purchaser:

7.1                               Representations and Warranties of the Company. The representations and warranties contained in ARTICLE IV hereof shall be true and accurate in all material respects as of the date when made and shall be deemed to be made again at and as of the Closing Date and shall then be true and accurate in all material respects (except for changes contemplated by this Agreement and except for representations and warranties that by their terms speak as of the date of this Agreement or some other date which shall be true and correct in all material respects only as of such date).

7.2                               Performance of Covenants. The Company shall have performed and complied in all material respects with the covenants and agreements required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

7.3                               Stockholder Approvals. The Company Stockholder Approval and the Purchaser Stockholder Approval shall each have been obtained.

7.4                               Approvals. All authorizations of all Government Entities required for the consummation of the Merger shall have been obtained and shall be in full force and effect and all waiting periods required by Law shall have expired.

7.5                               No Legal Obstruction. No Government Entity shall have enacted, issued, promulgated, enforced or entered into any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) that is in effect and prohibits the consummation of the transactions contemplated by this Agreement.

7.6                               Opinion of Counsel. The Purchaser shall have received from Honigman Miller Schwartz and Cohn LLP an opinion, dated the Closing Date, in form and substance reasonably satisfactory to Purchaser and the Company.

7.7                               Intentionally reserved.

7.8                               Dissenters’ Rights. Dissenters’ rights shall not have been exercised by Company Stockholders owning, in the aggregate, more than thirty-four percent (34%) of the Company Common Stock.

7.9                               Payment of Company Transaction Costs. The Company shall have paid all of the Company Transaction Costs.

7.10                        Financing. Purchaser shall have consummated the Equity Round.

7.11                        Conversion of Existing Series BB Shares. The holders of all shares of Purchaser’s issued and outstanding Series BB Convertible Preferred Stock, par value $0.01 per share, shall have converted such shares to shares of Series AA Stock.

ARTICLE VIII

CONDITIONS TO THE OBLIGATIONS OF THE COMPANY

The obligations of the Company to consummate the transactions contemplated by this Agreement at the Closing are subject to the satisfaction, at or prior to the Closing, of the conditions set forth in this ARTICLE VIII, unless waived in writing by the Company:

8.1                               Representations and Warranties of the Purchaser and Merger Sub. The representations and warranties contained in ARTICLE V hereof shall be true and accurate in all material respects as of the date when made and shall be deemed to be made again at and as of the Closing Date and shall then be true and accurate in all material respects (except for changes contemplated by this Agreement and except for representations and warranties that by their terms speak as of the date of this Agreement or some other date which shall be true and correct only as of such date).

8.2                               Performance of Covenants. The Purchaser and the Merger Sub shall have performed and complied in all material respects with each and every covenant, agreement and condition required by this Agreement to be performed or complied with by each of them prior to or on the Closing Date.

8.3                               Stockholder Approvals. The Company Stockholder Approval and the Purchaser Stockholder Approval shall each have been obtained.

8.4                               Approvals. All authorizations of all Government Entities required for the consummation of the Merger shall have been obtained and shall be in full force and effect and all waiting periods required by Law shall have expired.

8.5                               No Legal Obstruction. No Government Entity shall have enacted, issued, promulgated, enforced or entered into any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) that is in effect and prohibits the consummation of the transactions contemplated by this Agreement.

8.6                               Opinion of Counsel. The Stockholders’ Agent shall have received from Venable LLP an opinion, dated the Closing Date and addressed to the Company Stockholders, in form and substance reasonably satisfactory to Purchaser and the Company.

8.7                               Form of Sixth Articles of Amendment and Restatement of Purchaser. The Form of Sixth Articles of Amendment and Restatement of Purchaser in substantially the form attached hereto as Appendix N shall have been filed and be effective.

ARTICLE IX

TERMINATION, AMENDMENT & WAIVER

9.1                               Termination of Agreement. This Agreement may be terminated at any time prior to the Closing Date:

(a)                                  by mutual, written consent of the Purchaser and the Company;

(b)                                 by Purchaser, if:

(i)                                     there has been a misrepresentation or breach on the part of the Company in the representations, warranties or covenants set forth in this Agreement, that would result in a failure to satisfy the closing conditions set forth in either Section 7.1 or 7.2 which, in the case of a misrepresentation or breach, is not cured within ten (10) Business Days after the Company has been notified in writing by Purchaser of such misrepresentation or breach, or

(ii)                                  the Closing shall not have occurred on or before July 31, 2007, unless such failure was within the control of Purchaser;

(c)                                  by the Company, if:

(i)                                     there has been a misrepresentation or breach on the part of the Purchaser in the representations, warranties or covenants set forth in this Agreement that would result in a failure to satisfy the closing conditions set forth in either Section 8.1 or 8.2, which is not cured within ten (10) Business Days after Purchaser has been notified in writing by Purchaser of such misrepresentation or breach, or

(ii)                                  the Closing shall not have occurred on or before July 31, 2007, unless such failure was within the control of the Company;

(d)                                 by either the Purchaser or the Company, if:

(i)                                     any permanent injunction or action by any court or other Government Entity of competent jurisdiction enjoining, or otherwise prohibiting consummation of any of the transactions contemplated by this Agreement shall become final and nonappealable;

(ii)                                  the Company Stockholder Approval shall not have been obtained solely by reason of the failure to obtain the required vote at a duly held meeting of Company Stockholders or any adjournment thereof;

(iii)                               the Purchaser Stockholder Approval shall not have been obtained solely by reason of the failure to obtain the required vote at a duly held meeting of Purchaser’s stockholders or any adjournment thereof; or

(iv)                              dissenters’ rights are exercised by Company Stockholders owning, in the aggregate, more than five percent (5%) of the Company Common Stock.

9.2                               Effect of Termination. (a) In the event of termination of this Agreement as expressly permitted under Section 9.1, this Agreement shall forthwith become void (except for this Section 9.2, Sections 6.8, 6.9 and 6.10, and ARTICLE X (excluding 10.1(a) and 10.2(a)) and ARTICLE XI). In the event of termination hereunder prior to the Closing, the Purchaser and the Company shall return promptly to the other, or destroy and certify such destruction in writing, all documents, work papers and other material furnished or made available to such Party or their Representatives and all copies thereof, and no information received by such Party shall be revealed to any third Person nor used for the advantage of any third Person.

9.3                               Amendment. This Agreement may not be amended, except by an instrument in writing signed on behalf of each of the Parties. The Company and the Purchaser may amend this Agreement at any time prior to the filing of the Maryland Articles with SDAT or the filing of the Michigan Certificate with the Michigan Department. After the Company Stockholder Approval or Purchaser Stockholder Approval has been obtained, this Agreement may be amended by the Parties by action taken or authorized by their respective boards of directors, unless such amendment would alter or change the amount or form of the Merger Consideration, or such change would materially adversely affect the Company Stockholders.

9.4                               Extension; Waiver. At any time prior to the Closing, the Parties may (a) extend the time for the performance of any of the obligations or other acts of any other Party; (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto; and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in writing in an instrument signed by or on behalf of such Party. The waiver by any Party of a breach of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

ARTICLE X

INDEMNIFICATION

10.1                        By Purchaser. The Purchaser shall, in accordance with this Article X, indemnify, defend, protect and hold harmless the Company (prior to the Effective Time) and the Company Stockholders and their respective assigns, successors and Affiliates (each, a “Stockholder Party”) from, against and in respect of all Damages suffered, sustained, incurred or paid by any Stockholder Party in connection with, resulting from or arising out of:

(a)                                  any inaccuracy of any representation or the breach of any warranty of the Purchaser or Merger Sub set forth in this Agreement or any certificates delivered on the part of the Purchaser in connection with the Closing (in each case, without regard to any qualification or limitation with respect to “materiality,” whether by reference to “in any material respect,” “Material Adverse Effect” or any other use of “material”);

(b)                                 the nonfulfillment of any covenant or agreement on the part of the Purchaser or Merger Sub set forth in this Agreement or in any agreement or certificate executed and delivered by the Purchaser or Merger Sub pursuant to this Agreement or in the transactions contemplated hereby; and/or

(c)                                  any payment due to any investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of any Purchaser Company, any holder of any equity securities of any Purchaser Company (individually or with others) who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

10.2                        By The Company and Company Stockholders. The Company (prior to the Effective Time) and the Company Stockholders shall, jointly and severally, in accordance with this Article X, indemnify, defend, protect and hold harmless the Purchaser, the Merger Sub and their respective assigns, successors and Affiliates (each, a “Purchaser Party”) from, against and in respect of all Damages suffered, sustained, incurred or paid by any Purchaser Party in connection with, resulting from or arising out of:

(a)                                  any inaccuracy of any representation or the breach of any warranty of the Company set forth in this Agreement or any certificates delivered on the part of the Company in connection with the Closing (in each case, without regard to any qualification or limitation with respect to “materiality,” whether by reference to “in any material respect,” “Material Adverse Effect” or any other use of “material”);

(b)                                 the nonfulfillment of any covenant or agreement on the part of the Company set forth in this Agreement or in any agreement or certificate executed and delivered by the Company pursuant to this Agreement or in the transactions contemplated hereby;

(c)                                  Liabilities arising from or relating to the failure of any Acquired Company to obtain any workers’ compensation insurance as required by the Laws of the State of Ohio; and/or

(d)                                 any payment due to any investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of any Acquired Company, any holder of any equity securities of any Acquired Company (individually or with others) who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement, including W.Y. Campbell & Company.

10.3                        Waiver of Contribution. Notwithstanding anything herein to the contrary, if the Closing occurs, (i) each Company Stockholder hereby waives any right of contribution, reimbursement or other rights of recovery that they might otherwise have against the Company in connection with any such indemnification or other obligations, and (ii) the Company shall be deemed to be a Purchaser Party as of the Effective Time.

10.4                        Notice of Claims. The Purchaser shall notify the Stockholders’ Agent, or the Stockholders’ Agent shall notify the Purchaser, as the case may be, in writing within a reasonable period of time after becoming aware of any Damages which a Purchaser Party or Stockholder Party, as the case may be, shall have determined has given or could give rise to a claim for indemnification under Article X hereof. Such written notice (a “Claim Notice”) shall make specific reference to Article X of this Agreement and include an estimate of the Damages that such party has determined may be incurred. As soon as practicable after the date of such

Claim Notice, the delivering party shall provide to the recipient all information and documentation necessary to support the Damages so claimed and the indemnifying party and its agents shall be given access to all books and records in the possession or control of the other party which the indemnifying party reasonably determines to be related to such claim.

10.5                        Procedure for Third Party Claims. (a) If any third Person shall commence an Action against any party with respect to any matter (a “Third Party Action”) which may give rise to a claim for indemnification under this Article X, such party shall notify the indemnifying party in writing as soon as practicable (such notice being hereinafter called a “TPA Notice”). It is agreed that no delay on the part of the indemnified party in notifying the indemnifying party of any Third Party Action will relieve the indemnifying party thereby unless the indemnifying party is prejudiced by such failure to give notice (and in such case the indemnifying party shall be relieved only the extent of such prejudice). The indemnifying party will have thirty (30) days from the delivery of such TPA Notice, to determine whether or not it will, at its sole cost and expense, defend against such Third Party Action and/or (ii) the indemnifying party is disputing the claim for indemnity hereunder.

(b)                                 If the indemnifying party (i) does not respond to the TPA Notice by 5:00 p.m., Baltimore, Maryland time on the last day of the thirty (30) day period set forth in Section 10.5(a), or (ii) responds to the TPA Notice and does not dispute the claim for indemnity but elects not to assume the defense, in each case within the period allowed after delivery of the TPA Notice, the indemnified party shall have the right to defend against any such Third Party Action or to settle or pay any such Third Party Action for such an amount as the indemnified party shall deem appropriate (a “Third Party Indemnity Amount”), which amount shall be paid by the indemnifying party subject to the terms and conditions of Section 10.6.

(c)                                  If the indemnifying party affirmatively disputes the right to indemnity, regardless of whether the indemnifying party elects to defend against any such Third Party Action or settle or pay any such Third Party Action, any right of an indemnified party to recover from the indemnifying party shall depend on the resolution of the dispute as to the right of indemnity in accordance with Section 10.2 hereof.

(d)                                 Notwithstanding anything herein to the contrary, if the indemnifying party notifies the applicable indemnified party that the indemnifying party will defend against or settle any Third Party Action:

(i)            such defense or settlement shall be at the sole cost and expense of the indemnifying party, except for costs and expenses of the indemnified party’s counsel, if any, pursuant to items (v) and (vi) below;

(ii)           the indemnifying party and its counsel shall conduct such defense or settlement in a reasonably prudent manner to protect the indemnified party fully;

(iii)          the indemnifying party and its counsel shall keep the indemnified party fully advised as to its conduct of such defense or settlement, and shall not compromise or settle such Third Party Action without the prior written consent of the indemnified party (not to be unreasonably withheld or delayed) unless such settlement or compromise does not subject the indemnified party to any monetary liability, includes a complete, unconditional release of the indemnified party from all liability with respect to such Third Party Action, and includes an express provision to the effect that the settlement or compromise does not constitute an acknowledgement or acceptance by the indemnified party of any fault, culpability, or responsibility of any kind;

(iv)                              the indemnified party shall reasonably cooperate with the indemnifying party, including making available pertinent documents and information and appropriate personnel;

(v)                                 the indemnified party may elect to employ its own counsel and participate in such defense or settlement at the indemnified party’s sole cost and expense, but the control of such defense or settlement shall rest with the indemnifying party;

(vi)                              notwithstanding the indemnifying party’s election to defend against or settle the Third Party Action, within forty-five (45) days of such indemnifying party’s election or within forty-five (45) days of becoming aware of any new fact or circumstance materially relevant to clauses (A), (B), (C) or (D) below, the indemnified party may, upon written notice to the indemnifying party, elect to employ its own counsel and assume control of such defense or settlement if (A) the indemnifying party or any of its Affiliates is also a Person against whom the Third Party Action is made and the indemnified party determines in good faith that joint representation would be inappropriate; (B) the indemnified party determines in good faith that the indemnified party may have available to it one or more defenses or counterclaims that are inconsistent with, different from, or in addition to one or more of those that may be available to the indemnifying party or any of its Affiliates with respect to such Third Party Action; (C) the indemnifying party fails to provide reasonable assurance to the indemnified party of their financial capacity to defend such Third Party Action; (D) the indemnifying party shall not in fact have employed counsel reasonably satisfactory to the indemnified party for the defense or settlement of such Third Party Action; provided, however, that the assumption of control of the defense or settlement of a Third Party Action by the indemnified party pursuant to this item (vi) shall not relieve the indemnifying party of its obligation, if any, to indemnify and hold the indemnified party harmless; and

(e)                                  Subject to the other provisions of this Section 10.5, if the indemnifying party:

(i)                                     does not respond to a TPA Notice by 5:00 p.m., Baltimore, Maryland time on the last day of the thirty (30) day period set forth in Section 10.5(a);

(ii)           does not elect to defend against any Third Party Action for which the indemnifying party does not dispute the indemnified party’s right to indemnity;

(iii)          does not elect to defend against any Third Party Action for which the indemnifying party disputes the indemnified party’s right to indemnity, and such dispute is resolved, in accordance with Section 10.2, in a manner affirming the indemnified party’s right to indemnity;

(iv)          elects to defend against any Third Party Action for which the indemnifying party does not dispute the indemnified party’s right to indemnity hereunder; or

(v)           elects to defend against any Third Party Action for which the indemnifying party disputes the right to indemnity, to the extent the dispute is resolved, in accordance with Section 10.2, in a manner affirming the indemnified party’s right to indemnity; then:

the Damages resulting from the settlement or the final, non-appealable adjudication of such Third Party Action, or that portion thereof as to which the defense is unsuccessful (such Damages and Third Party Indemnity Amounts, are interchangeably and collectively referred to herein as “Final Losses”), shall be paid by the indemnifying party in accordance with Section 10.6, subject to the other limitations contained in this ARTICLE X, including under Section 10.7.

10.6        Satisfaction of Claims. The obligation of the Stockholder Parties to pay Final Losses shall be satisfied as follows or any other claims under this ARTICLE X:

(a)           First, if any portion of the Second Tranche of Escrowed Cash and Second Tranche of Escrowed Shares have not been distributed to the Company Stockholders:

(i)            the Purchaser shall be paid, out of the then-remaining Second Tranche of Escrowed Cash, an amount (the “Cash Portion of Final Loss”) equal to the Final Loss multiplied by the Cash Election Percentage, and such amount of the Second Tranche of Escrowed Cash shall be deemed to have been fully and forever forfeited by the Company Stockholders; and

(ii)           the Company Stockholders shall be deemed to have fully and forever forfeited the right to receive a number of the then-remaining Second Tranche of Escrowed Shares (the “Stock Portion of Final Loss”) equal to (x) the amount of the Final Loss multiplied by the Stock Election Percentage divided by (y) the Share Value.

(b)           Second, if any amount of the Final Loss remains unsatisfied after the application of Escrowed Cash and Escrowed Shares pursuant to Section 10.6(a), subject to the limitations contained in this ARTICLE X, the Company Stockholders shall be jointly and severally liable for paying such unsatisfied portion of the Final Loss to Purchaser, with such payments being made in cash, or, at the election of any Company Stockholder, a combination of cash and Series

AA Stock (valued for purposes of satisfying the Final Loss at the Share Value); provided that the maximum number of Series AA Stock a Company Stockholder may elect to transfer to Purchaser in satisfaction of the Final Loss may not exceed the number of shares of Series AA Stock as equals the product of (i) the unsatisfied portion of the Final Loss being paid by such Company Stockholder divided by the Share Value (ii) multiplied by a fraction of the numerator of which is the number of Stock Election Shares held by such Company Stockholder on the Closing Date divided by the total number of Company Common Shares held by the Company Stockholder on the Closing Date.

10.7        Claims Period; Limitations. (a) The period during which a claim for breach of a representation or warranty or indemnification may be asserted under this Agreement by a Stockholder Party (the “Stockholder Claims Period”) shall begin on the Closing Date and shall terminate on the date that is twelve (12) months after the Closing Date after which time no such claim may be brought; provided, however, that notwithstanding the foregoing, the Stockholder Claims Period during which a claim for indemnification may be asserted with respect to Section 5.9 (Taxes) and 5.2 (Corporate Power and Authority) shall begin on the Execution Date and shall terminate thirty (30) days after the expiration of the statute of limitations applicable to the subject matter thereof to which the claim for indemnification relate; and provided further, that notwithstanding the foregoing, the Stockholder Claims Period during which a claim for indemnification may be asserted with respect to Section 5.4 (Capitalization) shall begin on the Execution Date and shall continue indefinitely; and

(b)           The period during which a claim for breach of a representation or warranty or indemnification may be asserted under this Agreement by a Purchaser Party (the “Purchaser Claims Period” and together with the Stockholder Claims Period, each a “Claims Period”) shall begin on the Closing Date and shall terminate on the date that is twelve (12) months after the Closing Date after which time no such claim may be brought; provided, however, that notwithstanding the foregoing, the Purchaser Claims Period during which a claim for indemnification may be asserted with respect to:

(i)            Section 4.11 (Tax Matters) shall begin on the Execution Date and shall terminate thirty (30) days after the expiration of the statute of limitations applicable to the subject matter thereof to which the claim for indemnification relate;

(ii)           Section 4.8 (Intellectual Property) shall begin on the Execution Date and shall terminate three (3) years after the Closing Date; and

(iii)          Sections 4.2(a) (Corporate Power; Authority) and 4.3 (Capitalization) shall begin on the Effective Date and shall continue indefinitely; provided, that the parenthetical descriptions included after the Section references in the foregoing clauses (i) and (ii), this clause (iii) and Section 10.7(a) are included for convenience only and shall not be deemed to limit or affect any of the provisions hereof.

(c)           Notwithstanding the foregoing, if, prior to the close of business on the last day of the applicable Claims Period, an Indemnifying Party shall have been properly notified of a claim for indemnity hereunder and such claim shall not have been finally resolved or disposed of at such date, such claim shall continue to survive and shall remain a basis for indemnity hereunder until such claim is finally resolved or disposed of in accordance with the terms hereof. The intention of Sections 10.7(a) and 10.7(b) is to shorten the applicable statutes of limitations for which to bring claims for indemnity under this Agreement.

(d)           Notwithstanding anything herein to the contrary:

(i)            the liability of the Company Stockholders pursuant to claims for indemnification asserted under Section 10.2(a) (except for claims with respect to breaches of Sections 4.1(a), 4.8 or 4.11) shall not exceed, in the aggregate, the Second Tranche of Escrowed Cash and the Second Tranche of Escrowed Shares, and the sole source for recovery and sole remedy of Purchaser and the Merger Sub with respect to claims asserted under Section 10.2(a) (except for claims with respect to breaches of Section 4.1(a) 4.8 or 4.11) shall be the Second Tranche of Escrowed Cash and the Second Tranche of Escrowed Shares held in escrow pursuant to the Escrow Agreement;

(ii)           the aggregate liability of the Company Stockholders pursuant to claims for indemnification asserted under Section 10.2(a) solely with respect to breaches of Sections 4.8 shall not exceed an amount equal to the sum of (x) the amount of the Second Tranche of Escrowed Cash, plus (y) the product obtained by multiplying the number of shares in the Second Tranche of Escrowed Shares by the Share Value;

(iii)          the liability of Purchaser pursuant to claims for indemnification asserted under Section 10.1(a) (except for claims with respect to breaches of Sections 5.2, 5.4 and 5.9) shall not exceed, in the aggregate, an amount equal to the sum of (x) the amount of the Second Tranche of Escrowed Cash, plus (y) the product obtained by multiplying the number of shares in the Second Tranche of Escrowed Shares by the Share Value; and

(iv)          In no event shall the Purchaser or the Merger Sub be entitled to recover or make a claim for any amounts in respect of consequential, special,  contingent, incidental or indirect damages, lost profits or punitive damages and, in particular, no “multiple of profits,” “multiple of revenues” or “multiple of cash flow” or similar valuation methodology shall be used in calculating the amount of any Damages.

(v)           None of the Parties will have any liability to another Party under this ARTICLE X for any Damages to the extent such Damages relate to a liability or matter with respect to which the aggrieved Party has made recovery from a Person other than another Party to this Agreement.

(e)           Notwithstanding anything herein to the contrary:

(i)            the Company Stockholders will have no liability with respect to claims for indemnification under Section 10.2(a) unless and until the aggregate amount of such liability exceeds One Hundred Fifty Thousand Dollars ($150,000) (the “Threshold Amount”), at which time the Company Stockholders shall be entitled to recover under Section 10.2(a) the entire amount of such liability, including the Threshold Amount, subject the cap set forth in Section 10.7(d)(i);

(ii)           the Purchaser Parties will have no liability with respect to claims for indemnification under this Section 10.1(a) unless and until the aggregate amount of such liability exceeds the Threshold Amount, at which time the Purchaser shall be entitled to recover under Section 10.1(a) the entire amount of such liability, including the Threshold Amount, subject the cap set forth in Section 10.7(d)(ii);

(iii)          the Company Stockholders shall have no Liability under this Agreement and no claim for indemnification under this Agreement may be made by any Purchaser Party with respect to any claim that individually does not give rise to Damages subject to indemnification hereunder which exceed Seven Thousand Five Hundred ($7,500) Dollars and no such claim shall be counted toward the Threshold Amount; provided that in determining whether multiple events are considered one claim or multiple claims for purposes of applying the foregoing, multiple events which give rise to Damages shall be considered one claim, if and only if, they arise from the same breach, facts, circumstances and action or inaction. By way of example, breaches of a single representation regarding several Material Contracts could constitute multiple claims. Similarly, a breach of several representations giving rise to distinct and different Damages under one Material Contract could also constitute multiple claims. However, various sources of Damages or repeated reoccurrences of the same source of Damage arising out of a single breach of a single representation regarding a single Material Contract could be aggregated as part of the same claim;

(iv)          the Purchaser Parties shall have no Liability under this Agreement and no claim for indemnification under this Agreement may be made by any Company Stockholder with respect to any claim that individually does not give rise to Damages subject to indemnification hereunder  which exceed Seven Thousand Five Hundred ($7,500) Dollars; provided that in determining whether multiple events are considered one claim or multiple claims for purposes of applying the foregoing, multiple events which give rise to Damages shall be considered one claim, if and only if, they arise from the same breach, facts, circumstances and action or inaction.

10.8        Exclusive Remedies. Excluding fraud, the remedies of the parties set forth in this Article X are intended to be the sole and exclusive remedies and sole and exclusive liabilities and remedies of the parties for all matters related to breaches of this Agreement, or the transactions contemplated by this Agreement, regardless of the legal theory pursuant to which liability is claimed, except for the remedies of injunctive relief provided in Section 11.8 with respect to the specific matters to which such Section relates.

10.9        Access to Business Documents and Personnel; Defense of Claims. After the Effective Time, Purchaser shall retain all Tax returns, related schedules and work papers and all other material records and other documents relating to the Company or the Business (the “Documents”) for periods prior to, or including the Closing until December 31, 2014 (the “Document Period”) or any longer period of time required by Law as applicable to the Purchaser or the Company or that Purchaser is advised by the Stockholders’ Agent as being required by Law as applicable to any Company Stockholder. During the Document Period, Purchaser will afford the Company Stockholders and their respective Representatives, free and full access at appropriate times reasonably acceptable to Purchaser, to all such Documents and will permit such Representatives, at the expense of the party requesting such information, to make abstracts from or to take copies of any such tax documents as may be reasonably required by Company Stockholders. During the Document Period, the Purchaser will make the applicable employees of the Surviving Corporation or the Purchaser, as the case may be, available as reasonably requested by Company Stockholders for the purposes of providing Company Stockholders information, witness preparation, depositions, furnishing information, evidence, testimony and other assistance, in connection with any Tax return or report, action, proceeding or investigation relating to the Business or the defense or pursuit of any claim; provided that the applicable Company Stockholder(s) shall reimburse the actual out-of-pocket expenses incurred by the Purchaser and/or the Surviving Corporation in connection therewith. In no event shall Purchaser (i) file (or allow Merger Sub to file) any amended Tax Return of any of the Acquired Companies for any Pre-Closing Period or (ii) extend (or allow Merger Sub to extend) the statute of limitations on assessment of any Tax of any of the Acquired Companies for any Pre-Closing Period, without the written consent of Stockholders’ Agent, which cannot be unreasonably withheld.

ARTICLE XI

MISCELLANEOUS

11.1        Entire Agreement; Schedules and Exhibits. This Agreement, including the documents and instruments referred to herein, and the Confidentiality Agreement embody the entire agreement and understanding of the Parties with respect to the transactions contemplated hereby and supersede all other prior commitments, arrangements or understandings, both oral and written, between the parties with respect to the subject matter hereof. There are no agreements, covenants, representations or warranties with respect to the transactions contemplated hereby other than those expressly set forth or incorporated herein.

11.2        Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Maryland without regard to conflicts of laws principles.

11.3        Notices. Any notices or other communications required or permitted hereunder shall be in writing and sent to the appropriate addresses designated below (or to such other address or addresses as may hereafter be furnished by one Party to the other Party in compliance with the terms hereof),  by hand delivery, by facsimile transmission to the respective facsimile numbers designated below (with electronic confirmation of delivery), by UPS or FedEx next-day service, or by registered or certified mail, return receipt requested, postage prepaid:

If to the Company:
Proforma Corporation
26261 Evergreen Rd., Suite 200
Southfield, Michigan 48076
Facsimile: (248) 356-9025
Attn: Ron Pellegrino

with a copy to:
Honigman Miller Schwartz and Cohn LLP
2290 First National Building
660 Woodward Avenue
Detroit, Michigan 48226-3506
Facsimile: (313) 465-7357
Attn: Gregory J. DeMars, Esq.

If to the Stockholders’ Agent:
Ron Pellegrino
45701 Balfour Court
Novi, Michigan 48377

with a copy to:
Honigman Miller Schwartz and Cohn LLP
2290 First National Building
660 Woodward Avenue
Detroit, Michigan 48226-3506
Facsimile: (313) 465-7457
Attn: Gregory J. DeMars, Esq.

If to the Purchaser or Merger Sub:
Metastorm Inc.
500 East Pratt Street, Suite 1250
Baltimore, Maryland 21202
Facsimile: (443) 874-1336
Attn: Swata J. Gandhi, Esq.

with a copy to:
Venable LLP
Two Hopkins Plaza, Suite 1800
Baltimore, Maryland 21201
Facsimile: (410) 244-7742
Attn: Thomas D. Washburne, Jr., Esq.

11.4        Headings. The headings of the various Articles and Sections herein are for convenience of reference only and shall not define or limit any of the terms or provisions hereof.

11.5        Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

11.6        Counterparts. This Agreement may be executed in any number of counterparts (which may be by facsimile) each of which, when executed, shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

11.7        Assignment; No Third Party Beneficiaries. This Agreement may not be assigned (whether by operation of law or otherwise) by any Party without the prior written consent of the other Parties; provided, that the Purchaser may assign this Agreement to any of its Affiliates without the prior written consent of the Company; provided, that such assignment shall not release the Purchaser from its obligations under this Agreement. Subject to the foregoing, this Agreement shall be binding upon, and shall inure to the benefit of, the Parties and their respective heirs, personal representatives successors and assigns. Unless otherwise stated herein, this Agreement shall not benefit or create any right of action in or on behalf of any Person other than the parties hereto; provided, however, that this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and permitted assigns.

11.8        Enforcement of Agreement. Each of the parties hereto acknowledges, understands and agrees that any breach or threatened breach by such Party or such Party’s Affiliates of Sections 6.8, 6.9, 10.9 may cause irreparable injury to the other Party and that money damages may not provide an adequate remedy therefor. Accordingly, in the event of any such breach or threatened breach, a non-breaching Party shall have the right and remedy (in addition to any other rights or remedies available at law or in equity, including, money damages) to have the provisions of such Sections 6.8, 6.9, or 10.9 specifically enforced by, and to seek injunctive relief and other equitable remedies in, any court having competent jurisdiction. Each Party further agrees to waive any requirement for the securing or posting of any bond or other security in connection with seeking such remedies.

11.9        Notices of Certain Events. Each of the Parties shall promptly notify the other Party of:  (a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement if the failure of any of the parties hereto, as the case may be, to obtain such consent would result in a Material Adverse Effect on any of the parties hereto, as applicable; (b) any notice or other communication from any Government Entity in connection with the transactions contemplated by this Agreement; and (c) any Actions, suits, claims, investigations or proceedings commenced or, to such Party’s Knowledge, threatened against, relating to or involving or otherwise affecting such Party or any of its Subsidiaries which relate to the consummation of the transactions contemplated by this Agreement.

11.10      Conflict of Interest Waiver. Purchaser, the Merger Sub and the Company agree that the law firm of Honigman Miller Schwartz and Cohn LLP (“Honigman”) may continue to represent the Company Stockholders after the Closing in connection with matters related to the transactions contemplated by this Agreement, notwithstanding its prior representation of the Company in other unrelated matters. Honigman’s representation of the Company Stockholders after the Closing in connection with matters related to the transactions contemplated by this Agreement may include, but shall not be limited to, the assertion, defense or disposition of any and all claims under this Agreement, even if such claims result in litigation, arbitration or other dispute resolution proceedings. Purchaser, the Merger Sub and the Company waive any conflict of interest arising from Honigman’s representation of the Company Stockholders and the Company in connection with the transactions contemplated by this Agreement. To the extent the communications between the Company Stockholders and Honigman or between the Company and Honigman as they relate to the transactions contemplated by this Agreement are privileged, only the Stockholders’ Agent shall have the right to assert or waive such privilege on behalf of the Company. Nothing in this Section 11.10 is intended to prevent any officer or director from testifying about his or her personal knowledge of any matter other than the communications between him or her and Honigman respecting the transactions contemplated by this Agreement. Nothing in this Section 11.10 is intended to limit any right of the Company to assert any conflict of Honigman or privilege regarding any communications with Honigman regarding matters which are unrelated to the transactions contemplated by this Agreement or to limit any right of the Company Stockholders to assert any privilege regarding any communications they have or have had with Honigman

The remainder of this page has been left blank intentionally.

Signature page follows.

IN WITNESS WHEREOF, the Purchaser, the Merger Sub and the Company have each caused this Agreement and Plan of Merger to be executed by their respective officers thereunto duly authorized as of the Execution Date.

METASTORM INC.

By:	/s/ Robert J. Farrell
Name:	Robert J. Farrell
Title:	President

SOUNDVIEW, INC.

By:	/s/ Robert J. Farrell
Name:	Robert J. Farrell
Title:	President

PROFORMA CORPORATION

By:	/s/ Ron Pellegrino
Name:	Ron Pellegrino
Title:

By signing below, Ron Pellegrino consents to his appointment herein as the Stockholders’ Agent.

/s/ Ron Pellegrino
Ron Pellegrino

Signature page to Agreement and Plan of Merger

APPENDIX O

MERGER CONSIDERATION CALCULATION METHODOLOGY

Line	Item	Formula	Value
A	Multiple	—	2.3
B	Company revenue	—	$19,643,000
C	Company Working Capital	—	$500,000
D	Purchaser revenue	—	$45,635,000
E	Purchaser working capital, after completion of the initial closing and the additional closing of the Equity Round (without regard to the Merger)	—	$30,000,000
F	Company equity value	(B * A )	$45,178,900
G	Purchaser equity value	(D * A ) + E	$134,960,500
H	Metastorm portion of Surviving Corporation	G ÷ (F + G)	74.92%
I	Number of shares of Purchaser preferred stock outstanding after completion of the initial closing and the additional closing of the Equity Round (without regard to the Merger)	—	67,012,302shares
J	Number of shares of Company Common Stock outstanding prior to Merger	—	21,674shares
K	Maximum number of shares of Series AA Preferred Stock issuable as Stock Consideration	(I ÷ H ) – I	22,432,801shares
L	Per-Share Stock Consideration	K ÷ J	1,035shares
M	Per-Share Cash Consideration	-(F ÷ J ) * 0.95	$1,980
N	Share Value	( F ÷ J ) ÷ L	$2.014

APPENDIX P

SUMMARY OF CONSIDERATION

Company Stockholder	Shares of Company Common Stock Held	Accredited (A) or Non- Accredited (NA)	Initial Cash Consideration (including cash in lieu of fractional shares)	Initial Stock Consideration (whole Series AA shares)	Escrowed Cash *		Escrowed Shares
					First Tranche	Second Tranche	First Tranche (whole Series AA shares)	Second Tranche (whole Series AA shares)
Jerry Huchzermeier	6,822	A	$6,571,423.95	2,566,592	$386,554.35	$773,108.70	150,976	301,952
Ron Pellegrino	6,822	A	$6,571,423.95	2,566,592	$386,554.35	$773,108.70	150,976	301,952
Dave Ritter	586	A	$564,475.00	220,467	$33,205.72	$66,409.42	12,968	25,937
Trust FBO Ritter	1,100	A	$1,059,594.52	413,846	$62,330.87	$124,659.72	24,343	48,687
Brian James	1,363	A	$1,312,935.58	512,792	$77,231.98	$154,463.96	30,164	60,328
Fred Yu	771	A	$742,678.27	290,069	$43,688.73	$87,375.45	17,062	34,125
Trust FBO Yu	500	A	$481,633.51	188,112	$28,332.21	$56,664.42	11,065	22,130
Dave Holder	456	A	$439,250.05	171,558	$25,839.54	$51,677.07	10,091	20,183
Trust FBO Holder	445	A	$428,655.19	167,419	$25,215.37	$50,430.73	9,848	19,696
Hugh Mensch	600	A	$577,959.00	225,735	$33,998.65	$67,997.31	13,278	26,556
Neal Rose	459	A	$442,141.20	172,686	$26,008.31	$52,016.61	10,158	20,316
Ken Pellegrino	344	A	$331,361.95	129,422	$19,494.01	$38,986.01	7,612	15,225
Mike Szczerba	278	A	$267,786.76	104,591	$15,752.99	$31,505.98	6,152	12,304
Mike Anthony	261	NA	$439,263.00	—	$25,839.00	$51,678.00	—	—
Viru Patel	232	A	$223,477.88	87,284	$13,146.47	$26,292.94	5,134	10,268
Mark Zemmin	150	A	$144,489.25	56,434	$8,500.67	$16,999.33	3,319	6,639
Paul Gaffney	120	NA	$201,960.00	—	$11,880.00	$23,760.00	—	—
John Golden	100	A	$96,327.51	37,622	$5,666.44	$11,332.88	2,213	4,426
Doug Emig	79	A	$76,097.48	29,722	$4,477.03	$8,954.07	1,748	3,496
Joe Touma	60	NA	$100,980.00	—	$5,940.00	$11,880.00	—	—
George Pateryn	50	A	$48,163.75	18,811	$2,834.23	$5,666.44	1,106	2,213
Kathy Repke	46	NA	$77,418.00	—	$4,554.00	$9,108.00	—	—
Adelle Rydman	25	NA	$42,075.00	—	$2,475.00	$4,950.00	—	—
Gerry Victoria	5	NA	$8,415.00	—	$495.00	$990.00	—	—
TOTALS	21,674		$21,249,985.81	7,959,754	$1,250,014.92	$2,500,015.75	468,213	936,433

Escrow deposit at Closing					$ 3,750,030.67		1,404,646 shares

* Including cash in lieu of fractional escrowed shares.

DETROIT.2671363.5